                            ASSET PURCHASE AGREEMENT

                                  by and among

                            NEWFRONT SOFTWARE, INC.,

                                  SANJEEV KALE

                                       and

                   Software & Resource Management Corporation

                               September 11, 2003

                                                  TABLE OF CONTENTS

                                                                                                               Page
   ARTICLE 1 DEFINITIONS AND CONSTRUCTION.........................................................................1


   ARTICLE 2 SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES..............................................10

         2.1.   Assets to be Acquired............................................................................10
         2.2.   Excluded Assets..................................................................................12
         2.3.   Assumption of Certain Liabilities................................................................12
         2.4.   Excluded Liabilities.............................................................................12
         2.5.   Prepaid Items and Deposits.......................................................................13

   ARTICLE 3 PURCHASE PRICE......................................................................................13

         3.1.   Purchase Price...................................................................................13
         3.2.   Closing Date Purchase Price Adjustment...........................................................14
         3.3.   Earnout..........................................................................................14
         3.4.   Allocation of Purchase Price.....................................................................16

   ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER............................................16

         4.1.   Organization and Capitalization..................................................................16
         4.2.   Corporate Power and Authority; Legal Capacity; Enforceability....................................17
         4.3.   Non-contravention................................................................................17
         4.4.   Title; Properties................................................................................18
         4.5.   Third Party Options..............................................................................19
         4.6.   Financial Statements.............................................................................19
         4.7.   Absence of Undisclosed Liabilities...............................................................19
         4.8.   Litigation; Compliance with Law, Permits and Licenses............................................20
         4.9.   Environmental Protection.........................................................................20
         4.10.  Insurance........................................................................................21
         4.11.  Intellectual Property............................................................................21
         4.12.  Labor and Employee Matters.......................................................................23
         4.13.  Employee Benefits................................................................................24
         4.14.  Contracts, Leases, Etc...........................................................................25
         4.15.  Other Transactions...............................................................................26
         4.16.  No Changes.......................................................................................26
         4.17.  Certain Tax Matters..............................................................................27
         4.18.  Brokerage........................................................................................27
         4.19.  Warranties and Liabilities.......................................................................27
         4.20.  Transactions with Affiliates.....................................................................28
         4.21.  Assumed Contracts; Customer Claims...............................................................28
         4.22.  Sufficiency of Purchased Assets..................................................................28
         4.23.  Relationship With Customers......................................................................28
         4.24.  Corporate Documents..............................................................................29
         4.25.  Veracity of Statements...........................................................................29
         4.26.  Export/Import....................................................................................29
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                                                         -i-
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   ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER.............................................................30

         5.1.   Organization, Power, Standing and Qualification..................................................30
         5.2.   Power and Authority..............................................................................30
         5.3.   Non-Contravention................................................................................30
         5.4.   Veracity of Statements...........................................................................31

   ARTICLE 6 THE CLOSING.........................................................................................31

         6.1.   Time and Place...................................................................................31
         6.2.   Conduct of the Closing...........................................................................31
         6.3.   No Agreement to Assign...........................................................................33

   ARTICLE 7 INDEMNIFICATION.....................................................................................33

         7.1.   By Seller and Shareholder........................................................................33
         7.2.   By Buyer.........................................................................................34
         7.3.   Notice and Defense; Costs of Defense.............................................................35
         7.4.   Limitation of Indemnity..........................................................................36
         7.5.   Characterization of Indemnity Payments...........................................................37

   ARTICLE 8 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS...............................................37

         8.1.   Representations and Warranties...................................................................37
         8.2.   Covenants........................................................................................37
         8.3.   Extension of Survival............................................................................37

   ARTICLE 9 CONDUCT OF SELLER, SHAREHOLDER AND BUYER AFTER THE CLOSING..........................................38

         9.1.   Cooperation and Further Assurances...............................................................38
         9.2.   Employment of Seller Employees...................................................................39
         9.3.   Maintenance Fees.................................................................................39
         9.4.   Right of Audit...................................................................................39
         9.5.   Real Estate Assessments..........................................................................40
         9.6.   Utility Services.................................................................................41

   ARTICLE 10 NON-COMPETITION AND CONFIDENTIALITY................................................................41

         10.1.  Agreement Not to Compete.........................................................................41
         10.2.  Confidentiality..................................................................................42
         10.3.  Specific Enforcement; Extension of Period........................................................42

   ARTICLE 11 GENERAL............................................................................................43

         11.1.  Transfer Taxes...................................................................................43
         11.2.  Right of Set-off.................................................................................43
         11.3.  Entire Agreement; Amendments.....................................................................43
         11.4.  Headings.........................................................................................43
         11.5.  Gender...........................................................................................43
         11.6.  Schedules........................................................................................44
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                                                        -ii-

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         11.7.  Severability.....................................................................................44
         11.8.  Notices..........................................................................................44
         11.9.  Waiver...........................................................................................45
         11.10. Assignment.......................................................................................45
         11.11. Successors and Assigns...........................................................................45
         11.12. Governing Law....................................................................................45
         11.13. Dispute Resolution...............................................................................45
         11.14. Third Party Beneficiaries........................................................................46
         11.15. Public Announcements.............................................................................46
         11.16. Expenses.........................................................................................46
         11.17. Counterparts.....................................................................................46
         11.18. Facsimile Signatures.............................................................................46

                                    SCHEDULES

Schedule 1.86              Permitted Liens

Schedule 2.1(a)            Tangible Personal Property

Schedule 2.1(b)            Personal Property Leases and Options to Purchase

Schedule 2.1(c)            Assumed Contracts

Schedule 2.1(d)            Intangible Property

Schedule 2.1(e)            Permits

Schedule 2.1(f)            Licenses

Schedule 2.1(g)            Software

Schedule 2.1(i)            Inventory

Schedule 2.1(m)            Domain Names

Schedule 2.2               Excluded Assets

Schedule 2.5               Prepaid Items and Deposits

Schedule 3.3(a)(i)         Newfront Customers

Schedule 4.1(a)            Foreign Qualification Jurisdictions for Seller

Schedule 4.3               Required Consents

Schedule 4.4(a)            Good and Marketable Title

Schedule 4.4(b)            Real Property Leases

Schedule 4.8               Permits and Licenses

Schedule 4.9               Environmental Permits

Schedule 4.10              Insurance

Schedule 4.11(a)           Intellectual Property

Schedule 4.11(b)           Intellectual Property Consents, Litigation, Licenses

Schedule 4.11(h)           Intellectual Property Creation

Schedule 4.12(a)           Employees and Labor Matters

Schedule 4.12(b)           Independent Contractors

Schedule 4.13(a)           Benefit Plans

Schedule 4.13(b)           Accrued Vacation Liability

Schedule 4.14              Contracts and Leases

Schedule 4.16              Changes Since the Balance Sheet Date

Schedule 4.19              Claims under Warranties and Liabilities

Schedule 4.20              Transactions with Affiliates

Schedule 4.22              Sufficiency of Purchased Assets

Schedule 4.23(a)           Customers

Schedule 4.23(b)           Prepaid Maintenance Fees

Schedule 4.23(c)           Prepaid Service Fees

Schedule 4.23(d)           Maintenance Renewal Dates

Schedule 9.2               New Employees

                                    EXHIBITS



Exhibit A    -    Form of Bill of Sale

Exhibit B    -    Form of Assignment and Assumption Agreement

Exhibit C    -    Form of Employment Agreement

                            ASSET PURCHASE AGREEMENT


                  This Asset Purchase Agreement (the "Agreement") is made this 11th day of September, 2003, by and among NEWFRONT SOFTWARE, INC., a Massachusetts corporation ("Seller"), SANJEEV KALE, an individual residing at 9 Ellery Street, Apt. 25, Cambridge, Massachusetts and the sole shareholder of Seller ("Shareholder"), and SOFTWARE & RESOURCE MANAGEMENT CORPORATION, a Delaware corporation ("Buyer") and a wholly-owned subsidiary of Systems & Computer Technology Corporation, a Delaware corporation.

                                   BACKGROUND

                  WHEREAS, Seller develops, licenses, distributes, implements, maintains, supports and provides consulting services in connection with the fsaATLAS Software (as defined below), for the higher education market (the "Business");

                  WHEREAS, Seller desires to sell to Buyer all of the assets of Seller, other than the Excluded Assets (as defined below), and Buyer desires to purchase from Seller such assets on the Closing Date (as defined below);

                  WHEREAS, Seller desires to transfer to Buyer only certain enumerated liabilities and obligations of Seller, all of which are more particularly identified herein, and Buyer is willing to assume from Seller on the Closing Date only such enumerated liabilities and obligations, in each case, upon the terms and subject to the conditions hereinafter set forth;

                  WHEREAS, Buyer desires to hire the Newfront Employees (as defined below) on the Closing Date;
and

                  WHEREAS, to induce each other to enter into this Agreement and to consummate the Acquisition (as defined below), Seller, Shareholder and Buyer are willing to enter into this Agreement and undertake their respective obligations as set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties and agreements herein contained, and intending to be legally bound, Buyer, Shareholder and Seller agree as follows:

                                    ARTICLE 1
                          DEFINITIONS AND CONSTRUCTION

                  As used herein, the following capitalized terms have the meanings set forth next to such capitalized terms below:

                  1.1. "Acquisition" means the acquisition of the Purchased Assets by Buyer and all related transactions completed at the Closing as contemplated by this Agreement.

                  1.2. "active PDF Redistribution License" has the meaning set forth in Section 6.2(a).

                  1.3. "Affiliate" of a Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

                  1.4. "Affiliated Seller" has the meaning set forth in Section 4.13.

                  1.5. "Aggregate Products" has the meaning set forth in Section 3.3(a).

                  1.6. "Agreement" means this Asset Purchase Agreement, all Schedules and Exhibits hereto, as the same shall be amended from time to time.

                  1.7. "Assumption Agreement" has the meaning set forth in
Section 6.2(a).

                  1.8. "Association" has the meaning set forth in Section 11.13(a).

                  1.9. "Assumed Contracts" has the meaning set forth in Section 2.1(c).

                  1.10. "Assumed Liabilities" has the meaning set forth in
Section 2.3.

                  1.11. "Balance Sheet Date" has the meaning set forth in
Section 4.6.

                  1.12. "Books and Records" means all files, documents, instruments, papers, books and records relating to Seller, including without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

                  1.13. "Business" has the meaning set forth in the Background section of this Agreement.

                  1.14. "Business Customer Base" has the meaning set forth in
Section 4.23(a).

                  1.15. "Business Day" means any calendar day which is not a Saturday, Sunday or public holiday under the laws of the State of Delaware.

                  1.16. "Business Material Adverse Change" or "Business Material Adverse Effect" means any event, fact, circumstance or change which results or could result in a material adverse effect on the properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of Seller, including the Purchased Assets, either individually or taken as a whole, other than any event, fact, circumstance or change of a general economic or political nature or affecting the software industry generally.

                  1.17. "Buyer Indemnified Parties" has the meaning set forth in
Section 7.1.

                  1.18. "Buyer Material Adverse Effect" means any event, fact, circumstance or change which results or could result in a material adverse effect on the properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of Buyer, either individually or taken as a whole, other than any event, fact, circumstance or change of a general economic or political nature or affecting the software industry generally.

                  1.19. "Buyer's Off-Set Claims" has the meaning set forth in
Section 11.2.

                  1.20. "Claim" means any demand, claim, suit, action, cause of action, investigation, proceeding or notice by any Person, alleging actual or potential Liability for any Loss.

                  1.21. "Claim Notice" means written notification as to which indemnity for a Claim or Loss under Article 7 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and describing in reasonable detail the nature of and basis for such Claim or Loss, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Claim or Loss.

                  1.22. "Closing" has the meaning set forth in Section 6.1.

                  1.23. "Closing Date" has the meaning set forth in Section 6.1.

                  1.24. "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder or with respect thereto.

                  1.25. "Collateral Documents" has the meaning set forth in
Section 4.2.

                  1.26. "Competitive Business" has the meaning set forth in
Section 10.1(a).

                  1.27. "Confidential Information" means any business, technical or other information of a party, including without limitation trade secrets, proprietary information, know how, formulae, patterns, lists, customer lists, compilations, devices, methods, techniques or processes, that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from disclosure or use of the information.

                  1.28. "Contract" means any written or oral contract, agreement, arrangement, commitment, note, bond, pledge, lease, mortgage, guaranty, indenture, license, consulting agreement, supply contract, repair contract, distribution agreement, purchase order, work order, job order, joint venture agreement, franchise, technology and know-how agreement, employment agreement, instrument or any other contractual commitment that is binding on any Person or its property.

                  1.29. "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

                  1.30. "Court Order" means any judgment, decree, edict, writ, injunction, award, order or ruling of any Governmental Entity or of any arbitration or similar panel.

                  1.31. "Covenant Period" means the two-year period commencing on the Closing Date.

                  1.32. "Current Balance Sheet" has the meaning set forth in
Section 4.6.

                  1.33. "Current Policies" has the meaning set forth in Section 4.10.

                  1.34. "Default" means (a) a violation, breach or default, (b) the occurrence of an event which, with the passage of time, the giving of notice or both, would constitute a violation, breach or default, or (c) the occurrence of an event which, with or without the passage of time, the giving of notice or both, would give rise to a right of damages, specific performance, termination, cancellation, renegotiation or acceleration (including, without limitation, the acceleration of payment).

                  1.35. "Derivative Software" means any software created after the Closing Date by Buyer or any of Buyer's Affiliates which (i) is an updated version or new release of the fsaATLAS Software (including, for purposes of this definition, updated versions or new releases of the fsaATLAS Software that include capability for real-time interface of requisite student data to and from SEVIS); or (ii) is sold primarily as a tool for visa management and/or to provide SEVIS functionality. Notwithstanding the preceding, the definition of "Derivative Software" shall not include any software acquired by Buyer or any of Buyer's Affiliates after the Closing Date from an unaffiliated third party, provided that such software was not commissioned or otherwise created at the request of Buyer or any of Buyer's Affiliates.

                  1.36. "Earnout License Fees" has the meaning set forth in
Section 3.3(a).

                  1.37. "Earnout Licenses" has the meaning set forth in Section 3.3(a).

                  1.38. "Earnout Maintenance Fees" has the meaning set forth in
Section 3.3(a).

                  1.39. "Earnout Objection" has the meaning set forth in Section 9.4(b).

                  1.40. "Earnout Purchase Price" has the meaning set forth in
Section 3.3(a).

                  1.41. "Employees" has the meaning set forth in Section
4.12(a).

                  1.42. "Employment Agreement" has the meaning set forth in
Section 6.2(a).

                  1.43. "Environmental Claim" has the meaning set forth in
Section 4.9(b).

                  1.44. "Environmental Laws" means all U.S. or foreign federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.A. ss.ss.9601 et seq., the Resource Conversation and Recovery Act ("RCRA"), 42 U.S.C.A. ss.ss.6901 et seq., the Clean Water Act, 33 U.S.C.A ss.ss.1251 et seq., the Clean Air Act 42 U.S.C.A. ss.ss.7401 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss.651 et seq., ("OSHA") the Toxic Substances Control Act, 15 U.S.C. ss.2601 et seq., and laws and regulations relating to emissions, spills, leaks, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, possession, distribution, use, treatment, storage, disposal, presence, transport or handling of Materials of Environmental Concern.

                  1.45. "Environmental Loss" means any Loss arising out of, related to or in connection with the use, treatment, removal, storage, disposal, presence, migration, transport, handling, manufacture, possession, distribution, or the actual emission, injection, escape, dumping, spill, leak, discharge or release of Materials of Environmental Concern, including, without limitation, actual liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties.

                  1.46. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder or with respect thereto.

                  1.47. "Excluded Assets" has the meaning set forth in Section 2.2.

                  1.48. "Excluded Liabilities" has the meaning set forth in
Section 2.4.

                  1.49. "Export/Import Claim" has the meaning set forth in
Section 4.26.

                  1.50. "Export/Import Laws" means all U.S. or foreign federal, state and local laws and regulations relating to the export or import of any items (commodities, software or technology), and all laws and regulations relating to Customs, export controls, embargoes, quotas, antiboycott and economic sanctions, including, without limitation, the International Traffic in Arms Regulations ("ITAR"), Arms Export Control Act ("AECA"), and Defense Trade Security Initiatives ("DTSI") administered by the U.S. Department of Defense and the U.S. Department of State, Office of Defense Trade Controls ("ODTC"); the Export Administration Regulations ("EAR") (including the antiboycott laws) administered by the U.S. Department of Commerce, Bureau of Export Administration ("BXA") and the sanctions and assets control regulations administered by the U.S. Department of Treasury, Office of Foreign Assets Control ("OFAC").

                  1.51. "Financial Statements" has the meaning set forth in
Section 4.6.

                  1.52. "fsaATLAS Software" means the Software marketed and licensed by Seller under the name "fsaATLAS Software," "fsaATLAS," or such similar name, including all software utilities, and providing, without limitation, visa tracking functionality for foreign students studying at higher education institutions in the United States, and functionality for higher education institution licensees to track and report data in accordance with the requirements of SEVIS.

                  1.53. "General Assignment and Bill of Sale" has the meaning set forth in Section 6.2(a).

                  1.54. "Goodwill" has the meaning set forth in Section 2.1(l).

                  1.55. "Governmental Consent" means any and all permits, licenses, waivers, consents or approvals of or from any Governmental Entity necessary to consummate the transactions contemplated hereby or by any Exhibit hereto, or otherwise relating to any Contract with any Governmental Entity or any Permit, including the transfer thereof in accordance with the terms hereof.

                  1.56. "Governmental Entity" means any government, or political subdivision thereof, court, arbitral tribunal, administrative agency, tribunal or commission or any other governmental or regulatory body, instrumentality or authority, whether domestic (federal, state or local) or foreign.

                  1.57. "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

                  1.58. "Indemnifiable Losses" shall mean the Claims, Litigation and Losses subject to indemnification obligations of Seller and Shareholder or Buyer, as the case may be, pursuant to Sections 7.1 and 7.2 hereof.

                  1.59. "Indemnification Deductible" has the meaning set forth in Section 7.4

                  1.60. "Indemnified Party" means any Person entitled to and seeking indemnification from another Person all as otherwise provided for under
Article 7.

                  1.61. "Indemnifying Party" means any Person obligated to provide indemnification and against whom indemnification is being sought by another Person all as otherwise provided for under Article 7.

                  1.62. "Independent Accountant" has the meaning set forth in
Section 9.4(c).

                  1.63. "Independent Contractors" has the meaning set forth in
Section 4.12(b).

                  1.64. "Initial Purchase Price" has the meaning set forth in
Section 3.1.

                  1.65. "Interim Financial Statements" has the meaning set forth in Section 4.6.

                  1.66. "Intellectual Property" means collectively, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents; (b) all Trademarks, trade dress, logos, trade names, fictitious names, brand names, brand marks, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all Copyrights and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulae, compositions, databases, manufacturing and production processes and techniques, technical data, designs, graphics, logos, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including, without limitation, data, source codes, object codes, objects, specifications and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

                  1.67. "Inventory" has the meaning set forth in Section 2.1(i).

                  1.68. "IRS" means the Internal Revenue Service.

                  1.69. "Known," "Knowingly" or "Knowledge" means with respect to (i) Seller, the actual knowledge of Sanjeev Kale and J. Gregory Leonard and
(b) Buyer, the actual knowledge of Michael D. Chamberlain, Buyer's President and Chief Executive Officer and Eric Haskell, Buyer's Executive Vice President, Finance and Administration.

                  1.70. "Laws" means all laws, statutes, ordinances, governmental regulations, orders, decrees, edicts, rules or other requirements of any Governmental Entity.

                  1.71. "Liabilities" means all Indebtedness, obligations and other liabilities, whether direct or indirect, and any loss, damage, cost, contingent liability, loss contingency, unpaid expense, claim, deficiency, guaranty or endorsement of or by any Person whether or not ascertainable.

                  1.72. "License Earnout Period" has the meaning set forth in
Section 3.3(b)(ii).

                  1.73. "License Earnout Statement" has the meaning set forth in
Section 3.3(b)(ii).

                  1.74. "Licenses" means all licenses, permits, authorizations, approvals, franchises, rights, orders, variances, easements, rights of way, and similar consents or certificates granted or issued by any Person other than a Governmental Entity.

                  1.75. "Lien" means any mortgage, lien (including federal, state and local tax liens), security interest, pledge, negative pledge, encumbrance, assessment, title retention agreement, restriction or restraint on transfer, defect of title, charge in the nature of a lien or security interest, or option (whether consensual, statutory or otherwise) or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

                  1.76. "Litigation" means (i) any action, lawsuit, arbitration, mediation, criminal prosecution, tax audit, administrative or other proceeding by, before or on behalf of any Person, including any Governmental Entity, or
(ii) any investigation or inquiry asserting a violation of any Law by, before or on behalf of any Governmental Entity.

                  1.77. "Loss" means any and all damages (including direct, incidental, consequential and special damages), losses, obligations, deficiencies, Liabilities, Liens, penalties, fines, interest, costs and expenses (including, without limitation, court costs, fees and disbursements of attorneys, accountants, consultants and other experts, or other expenses of investigating, prosecuting or defending any Litigation, Claim or Default).

                  1.78. "Maintenance Earnout Period" has the meaning set forth in Section 3.3(b)(i).

                  1.79. "Maintenance Earnout Statement" has the meaning set forth in Section 3.3(b)(i).

                  1.80. "Materials of Environmental Concern" means any toxic, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance that is the subject of regulation under Environmental Laws, including, but not limited to, any "hazardous substance," or "hazardous waste," as defined in Environmental Laws, petroleum and petroleum products, natural gas or synthetic gas, material that is a source, special nuclear or by-product material, as defined by the Atomic Energy Act of 1954, 42 U.S.C.A. ss.ss.3011 et seq., and the regulations promulgated thereto and "hazardous chemical," as defined in 29 C.F.R. Part 1910.

                  1.81. "New Employees" has the meaning set forth in Section
9.2.

                  1.82. "Newfront Customer" has the meaning set forth in Section 3.3(a).

                  1.83. "Non-consenting Customers" has the meaning set forth in
Section 2.6.

                  1.84. "Patents" means all patents and pending applications for patents of the United States and all countries foreign thereto, including regional patents, certificates of invention and utility models, rights of license or otherwise to or under letters patent, certificates of intention and utility models which have been opened for public inspection and all reissues, divisions, continuations and extensions thereof.

                  1.85. "Permits" means any and all licenses, franchises, permits, registrations, certificates of authority, easements and rights of way, variances (including zoning variances), rights, consents, orders, approvals, certificates and other authorizations of or issued by any Governmental Entity.

                  1.86. "Permitted Liens" means those Liens listed on Schedule 1.86.

                  1.87. "Person" means any natural person, a sole proprietorship, a corporation, a partnership, a joint venture, a limited liability company, a limited liability partnership, an association, a trust, or any other entity or organization, including a Governmental Entity.

                  1.88. "Plans" has the meaning set forth in Section 4.13.

                  1.89. "Prepaid Maintenance Fees" has the meaning set forth in
Section 4.23(b).

                  1.90. "Prepaid Maintenance Fees Adjustment" means the product of (i) 0.60, multiplied by (ii) the amount, if any, by which (a) the Prepaid Maintenance Fees, exceeds (b) $43,500; provided, however, that, solely for purposes of calculating the Prepaid Maintenance Fee Adjustment, the Prepaid Maintenance Fees shall not include any Prepaid Maintenance Fees which have been paid by means of an application of Prepaid Service Fees as set forth on Schedule 4.23(c) hereto.

                  1.91. "Prepaid Service Fees" has the meaning set forth in
Section 4.23(c).

                  1.92. "Prepaid Service Fees Adjustment" means the amount if any by which (a) the Prepaid Service Fees, exceeds (b) $71,000.

                  1.93. "Purchase Price" has the meaning set forth in Section
3.1.

                  1.94. "Purchased Assets" has the meaning set forth in Section 2.1.

                  1.95. "Real Property" has the meaning set forth in Section 4.4(c).

                  1.96. "Real Property Leases" has the meaning set forth in
Section 4.4(b).

                  1.97. "Required Consents" has the meaning set forth in Section 4.3.

                  1.98. "Retained License Agreements" has the meaning set forth in Section 2.6.

                  1.99. "Schedules" means the Schedules to this Agreement.

                  1.100. "Seller Indemnified Parties" has the meaning set forth in Section 7.2.

                  1.101. "Seller Intellectual Property" has the meaning set forth in Section 4.11(a).

                  1.102. "Seller's Clerk's Certificate" has the meaning set forth in Section 6.2(a).

                  1.103. "SEVIS" means the U.S. Department of Justice Immigration and Naturalization Service Student and Exchange Visitor Information System.

                  1.104. "Shares" has the meaning set forth in Section 4.1(b).

                  1.105. "Software" means all computer software programs, including, without limitation, all firmware, middleware, software libraries and software tools, and related objects, object codes, source codes and runtime codes owned, marketed, licensed or under development by Seller, as the case may be, or for which Seller has the right and license to copy, distribute, prepare derivative works of, display and perform publicly, modify, use or market, and any enhancements, improvements or modifications thereto owned or under development by Seller. All documentation and specifications used in connection with and related to the Software shall be included in the definition of Software.

                  1.106. "Tangible Personal Property" has the meaning set forth in Section 2.1(a).

                  1.107. "Tax" or Taxes" means any and all federal, state, local or foreign taxes, charges, fees, levies or other assessments, including but not limited to all net or gross income, gross receipts, net proceeds, sales, use, value added, ad valorem, transfer, franchise, bank shares, profits, withholding, payroll, employment, social security, unemployment, excise, estimated, stamp, occupation, property or other taxes, alternative or add-on minimum, environmental, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts in each case imposed by any taxing authority, domestic or foreign upon a Person or any of its properties.

                  1.108. "Tax Returns" means all returns, declarations, reports, estimates and information returns and statements required by applicable law to be filed with respect to Taxes.

                  1.109. "Territory" means the entire world.

                  1.110. "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

                  1.111. "Transfer Taxes" means any and all sales, use, transfer, real property transfer, recording, documentary, stamp, registration, gains, stock transfer and other similar taxes and fees (including any penalty and interest) arising as a result of any transaction contemplated by this Agreement.

                  1.112. "Version 6.x Software Products" has the meaning set forth in the Section 4.11(a).

                  1.113. "WebEx Assignment" has the meaning set forth in Section 6.2(a).

                  1.114. "Y2K Compliant" means the capability of a software product to accurately process, calculate, manipulate, store and exchange date/time data from, into, and between the twentieth and twenty-first centuries, including, without limitation, the years 1999 and 2000 and any leap year calculations, provided that all other information technology used in combination with such software product properly exchanges date/time date with such software product.

                  1.115. "Year-End Financial Statements" has the meaning set forth in Section 4.6.

                  Certain other capitalized terms are defined in other provisions of this Agreement, and each such term has the meaning ascribed to it in this Agreement whenever such capitalized term is used in this Agreement.

                  Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms "hereof," "herein," "hereby", "hereto" and derivative or similar words refer to this entire Agreement; and (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

                                   ARTICLE 2
             SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

                  2.1. Assets to be Acquired. Subject to the terms and conditions contained herein, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Liens, other than Permitted Liens and Assumed Liabilities, all right, title and interest in and to the following assets of Seller, whether real, personal or mixed, and whether tangible or intangible, used, intended for use or required to be used (the "Purchased Assets"):

                       (a) Tangible Personal Property. All furniture, fixtures, machinery, and related equipment, spare parts, office equipment and other tangible personal property of Seller, including any items purchased subject to any conditional sales or title retention agreement in favor of any other Person, set forth on Schedule 2.1(a) attached hereto (the "Tangible Personal Property");

                       (b) Personal Property Leases. All of Seller's leases of Tangible Personal Property (excluding the lease of the automobile referred to in Section 2.2.3 as an Excluded Asset), together with any options to purchase the underlying property, including those leases and options to purchase set forth on
Schedule 2.1(b) attached hereto.

                       (c) Contracts. All Contracts to which Seller is a party or otherwise applicable to Seller's facility (excluding any Contract and/or any Contract obligations set forth on Schedule 2.2 as an Excluded Asset), including the Contracts set forth on Schedule 2.1(c) attached hereto (the "Assumed Contracts");

                       (d) Intangible Property. The Intellectual Property owned or licensed by Seller, and other intangible property used in connection with the operation of the Business, other than Software, including the Intellectual Property and other intangible property set forth on Schedule 2.1(d) attached hereto;

                       (e) Permits. All of Seller's Permits, including Seller's Permits set forth on Schedule 2.1(e) attached hereto, to the extent transferable to Buyer;

                       (f) Licenses. All of Seller's Licenses, including the Licenses set forth on Schedule 2.1(f) attached hereto;

                       (g) Software. All Software marketed commercially by Seller (including any version or upgrade thereto not available for general release or otherwise in development, in whole or in part), including the Software set forth on Schedule 2.l(g) attached hereto; provided, however, that Seller shall only deliver to Buyer software code for fsaATLAS version 5 and fsaATLAS versions 6.0 through 6.5;

                       (h) Choses in Action. All of Seller's Claims or right to Claims whether or not pending, threatened or presently contemplated, by Seller as of the Closing Date, except for any Claims related to the Excluded Assets referenced in Section 2.2 below;

                       (i) Inventory. All Seller's supplies, sales, marketing and promotional materials and supplies, catalogs, packaging materials, artwork for packaging and marketing and promotional materials, spare parts, raw materials, work in process and inventories, including those items set forth on
Schedule 2.1(i) attached hereto (the "Inventory");

                       (j) Warranties. All guarantees, warranties, indemnities and similar rights in favor of Seller with respect to any Purchased Assets;

                       (k) Books and Records. All of Seller's Books and Records related to the Purchased Assets, subject to the right of Seller to retain copies of all or any portion of such Books and Records and expressly excluding the Minute Book of Seller;

                          (l) Goodwill. All of Seller's rights in and to the
goodwill of Seller (the "Goodwill");

                          (m) Internet Addresses. All of Seller's rights in the
Internet addresses listed on Schedule 2.1(m); and

                          (n) Rights. All of Seller's rights under the
Confidentiality and Non-Competition Agreement between Seller and each of Seller's employees listed on Schedule 9.2 and each of the following former employees of Seller: Sidney Forcier, Jim Couturer, Thikshan Arulampalam and Ben Williams.

                  2.2. Excluded Assets. The following assets, properties and rights of Seller are specifically excluded from the Purchased Assets ("Excluded Assets") :

                       2.2.1. all cash, cash equivalents, money, funds on deposit, deposit accounts and certificates of deposit of Seller;

                       2.2.2. all accounts and notes receivable of Seller;

                       2.2.3. Seller's lease of the 2003 Nissan Pathfinder; and

                       2.2.4. those assets, properties and rights set forth on
Schedule 2.2.

Title to the Excluded Assets is not being transferred to Buyer pursuant to this Agreement or otherwise.

                  2.3. Assumption of Certain Liabilities. Buyer will not assume any Claims, Liabilities or obligations of Seller, whether Known, unknown, absolute, contingent, accrued or otherwise, and whether or not related to the Purchased Assets or the Business, except as expressly provided in this Section
2.3. Buyer hereby assumes and agrees to pay, perform and discharge all obligations of Seller to the other parties under the Assumed Contracts (except that Buyer will not assume any Liability or obligation of Seller under any Assumed Contract that did not arise in Seller's ordinary course of business consistent with past practices) (the "Assumed Liabilities").

                  2.4. Excluded Liabilities. Except for the Assumed Liabilities, Buyer does not acquire, discharge, assume, or become responsible for any Claims, Liabilities or obligations of Seller, including, without limitation, any Claims, Liabilities or obligations to pay any severance, accrued vacation pay or any other amounts in connection with the termination of any of Seller's employees employment with Seller and any Claims, Liabilities or obligations to the extent related to or arising out of version 5 of the Software listed on Schedule 2.1(g) not being Y2K Compliant (collectively, the "Excluded Liabilities") and does not hereby become, and shall not in any way be, obligated to pay, perform, satisfy or discharge any Claims, Liabilities or obligations of Seller. Seller agrees to pay and satisfy when due all Excluded Liabilities. Notwithstanding the preceding, Buyer's obligations in Section 9.2 herein to offer New Employees credit for accrued vacation time with Seller shall continue.

2.5. Prepaid Items and Deposits. Without in any way limiting the foregoing provisions of this Agreement, Buyer shall reimburse to Seller, at Closing, the deposits and other prepaid items paid by Seller under any one or more of the Assumed Contracts set forth on Schedule 2.5 attached hereto.

                  2.6 Assignment of Certain Customer Agreements. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge that in each instance, the assignment by Seller to Buyer of any of the nine (9) customer license agreements set forth on Schedule 4.3 attached hereto (the "Retained License Agreements") requires the consent of the customer thereunder. Seller and Shareholder shall use commercially reasonable efforts (but without any payment of money by Seller or Shareholder other than its out-of-pocket legal expenses) to obtain, within 30 days of the Closing Date, the consent of each such customer to the assignment to Buyer of the applicable Retained License Agreement. Upon the consent of each such customer, Seller shall promptly assign the Retained License Agreement of such customer to Buyer pursuant to an assignment and assumption agreement substantially in the form of Exhibit B attached hereto. If Seller or Shareholder is unable to obtain the consent of any one or more of such customers within the time period set forth above (the "Non-consenting Customers"), Seller shall promptly notify each such Non-consenting Customer that Seller shall no longer provide support services to such Non-consenting Customer beginning on the one year anniversary of the date of such notice. With respect to each Retained License Agreement, for the period beginning on the Closing Date and ending on the earlier of (i) the date such Retained License Agreement is assigned by Seller to Buyer and (ii) the one year anniversary of the date that Seller notifies the Non-consenting Customer of such Retained License Agreement that Seller shall no longer provide support services for Seller's products under such Retained License Agreement, Buyer shall provide support services, as a subcontractor of Seller, to the customer of such Retained License Agreement in accordance with the terms of such Retained License Agreement. During such period, Seller shall (i) pay to Buyer all maintenance fees received by Seller from each such customer with respect to support services so performed by Buyer and (ii) make no agreements with or other commitments to any such customers to provide any support services other than those support services already provided for in any such customer's Retained License Agreement. Notwithstanding anything to the contrary contained in this Agreement, all maintenance fees received by Seller and paid to Buyer in accordance with the foregoing provisions of this Section 2.6 shall be included in the calculation of Earnout Maintenance Fees pursuant to Section 3.3(a)(i) below.


                                    ARTICLE 3
                                 PURCHASE PRICE

                  3.1. Purchase Price. The aggregate purchase price for the Purchased Assets (the "Purchase Price") shall be comprised of (a) Seven Hundred Thousand Dollars ($700,000), as may be decreased pursuant to Section 3.2 (the "Initial Purchase Price"), plus (b) the Earnout Purchase Price, plus (c) the assumption of the Assumed Liabilities.

                  3.2. Closing Date Purchase Price Adjustment.

                       (a) On the Closing Date, immediately prior to the Closing, Seller shall provide Buyer with (i) Schedule 4.23(b), which sets forth the Prepaid Maintenance Fees, together with a schedule setting forth a calculation of the Prepaid Maintenance Fee Adjustment, and (ii) Schedule 4.23(c), which sets forth the Prepaid Service Fees, together with a schedule setting forth a calculation of the Prepaid Service Fee Adjustment.

                       (b) The Initial Purchase Price payable at the Closing shall be reduced, if at all, by the sum of the Prepaid Maintenance Fee Adjustment and the Prepaid Service Fee Adjustment.

                  3.3. Earnout. As additional consideration and as part of the Purchase Price, Seller shall be entitled to a payment of the Earnout Purchase Price from Buyer as set forth below:

                       (a) For the purposes of this Agreement, "Earnout Purchase Price" shall mean the amount equal to the sum of (i) the Earnout Maintenance Fees and (ii) the Earnout License Fees, each calculated as follows:

                            (i) Forty Percent (40%) of the aggregate maintenance
and support fees for the fsaATLAS Software or any Derivative Software, including without limitation the Annual Support Services Fees payable under Seller's fsaATLAS Enterprise Edition Software End User License Agreement (collectively, the "Software Maintenance Fees"), received by Buyer or any of Buyer's Affiliates from each Newfront Customer (as defined below in this Section), including without limitation any maintenance fees collected by Seller from Non-consenting Customers and paid to Buyer in accordance with the provisions of Section 2.6 above, for a period (with respect to each Newfront Customer, the "Maintenance Renewal Periods") equal to the initial three consecutive full 12-month maintenance renewal periods for such customer (including, without limitation, any such renewal periods that commenced prior to the Closing Date), or such lesser period of time if such customer no longer receives maintenance services for the fsaATLAS Software or any Derivative Software from Buyer or any of Buyer's Affiliates; (the "Earnout Maintenance Fees"). Notwithstanding anything to the contrary contained herein, the Prepaid Maintenance Fees, if any, shall be excluded from the aforesaid aggregate fees prior to the calculation of the Earnout Maintenance Fees. The Maintenance Renewal Periods will be calculated separately for each Newfront Customer based on the maintenance renewal dates specified in each such Newfront Customer's fsaATLAS Software or Derivative Software license or sublicense agreement. The term "Newfront Customer" shall mean Seller's customers, as of the Closing Date, that are a party to a license or sublicense for fsaATLAS Software and are set forth on Schedule 3.3.(a)(i). Notwithstanding the foregoing provisions of this Subsection 3.3(a)(i), in the event that Buyer or any of Buyer's Affiliates adopts a business model for the sale of the fsaATLAS Software or any Derivative Software that represents a departure from Seller's current practice with respect to the sale or support of the fsaATLAS Software and, as a direct result of such departure, any Newfront Customer fails to renew maintenance under its license or sublicense agreement for the fsaATLAS Software or any Derivative Software, then, in such event, the aggregate Software Maintenance Fees used to calculate the Earnout Maintenance Fees hereunder shall be increased by an amount equal to the total Software Maintenance Fees which would have been payable by such Newfront Customer with respect to the then unexpired balance of such Customer's Maintenance Renewal Periods, at the rates charged by Buyer or Buyer's Affiliate, as applicable, for maintenance or support services during such period for comparable software, which fees shall be deemed received by Buyer or Buyer's Affiliate, as the case may be, on the date(s) on which such Customer would have paid the same but for such non-renewal.

                            (ii) Ten Percent (10%) of the aggregate fees payable
to Buyer or any of Buyer's Affiliates for Earnout Licenses (as defined below in this Section) sold by Buyer or any of Buyer's Affiliates during the thirty-six
(36) month period immediately following the Closing Date (the "Earnout License Fees"). Except as set forth below, the term "Earnout Licenses" shall mean any and all licenses or sublicenses of the fsaATLAS Software or any material portion thereof or any Derivative Software sold by Buyer or any of Buyer's Affiliates to any third party. For purposes of the earnout payments under this Subsection 3.3(a)(ii), a sale of an Earnout License shall be deemed to have occurred on the date on which Buyer or Buyer's Affiliate (as applicable) is first entitled to invoice a customer or distributor for such sale. Notwithstanding the foregoing,
(x) the "Earnout License Fees" for any given sale shall be decreased by any amount payable by Buyer or any of Buyer's Affiliates for any third party components licensed by Buyer or any of Buyer's Affiliates for such sale and included in any Earnout License and (y) where any Earnout License is packaged together with Buyer's or any of Buyer's Affiliates' other proprietary products (together, the "Aggregate Products") and sold at a discount off of Buyer's or any of Buyer's Affiliates' then current list price license fees for each of such Aggregate Products, the discount on that portion of the sale attributable to the Earnout License for purposes of calculating the Earnout License Fees shall be equal to a pro-rata discount based on the discount on the Aggregate Products; provided, however, that if any such Earnout License so packaged does not have a then current list price license fee because it is not sold separately from the Aggregate Products, the license fee therefor shall be deemed equal to the lowest list price for a license of any fsaATLAS Software or Derivative Software that is sold separately and that includes all or substantially all of the functionality of the software under such packaged Earnout License. Notwithstanding anything contained herein to the contrary, Earnout License Fees shall not include sales proceeds to the extent derived from consulting services, installation or implementation services, maintenance services, or other support services.

                       (b) The Earnout Purchase Price shall be paid as follows:

                            (i) Within 30 days after the end of each calendar
month during which Buyer is obligated to pay Earnout Maintenance Fees to Seller as provided for in Subsection 3.3(a)(i) above, and beginning with the first calendar month ending after the Closing Date (the "Maintenance Earnout Period"), Buyer shall deliver to Seller (x) a Maintenance Earnout Statement (as defined below in this Subsection) and (y) by plain check, the portion of the Earnout Maintenance Fees to which Seller is entitled for the immediately preceding monthly period. The term "Maintenance Earnout Statement" means a written statement which shall include (A) the calculation of the portion of the Earnout Maintenance Fee to which Seller is entitled for the immediately preceding monthly period, and (B) the Earnout Maintenance Fees, broken down by maintenance fees received from each Newfront Customer, with respect to such preceding monthly period.

                            (ii) Within ten (10) Business Days after the end of
each calendar quarter during which Buyer is obligated to pay Earnout License Fees to Seller as provided for in Subsection 3.3(a)(ii) above, and beginning with the first calendar quarter ending after the Closing Date (the "License Earnout Period"), Buyer shall deliver to Seller (x) a License Earnout Statement (as defined below in this Subsection) and (y) by plain check, the portion of the Earnout License Fees to which Seller is entitled for the immediately preceding calendar quarter. The Term "License Earnout Statement" means a written statement which shall include (A) the calculation of the portion of the Earnout License Fee to which Seller is entitled for the immediately preceding quarterly period and (B) the Earnout License Fees, broken down by licenses and sublicenses sold to third parties (including the names of such third parties) to which applicable software products were licensed or sublicensed, with respect to such preceding quarterly period.

                  3.4. Allocation of Purchase Price. Buyer and Seller shall use commercially reasonable efforts to agree within sixty (60) days after the Closing Date, to an initial allocation of the Initial Purchase Price and the Assumed Liabilities among the Purchased Assets. Any Earnout Purchase Price shall be allocated among the Purchased Assets in the same proportion as such initial allocation. Such allocations will be based on arm's length negotiations and will be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Each party shall, to the extent permitted by applicable Law, report the Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594 in respect of the Purchased Assets) in a manner consistent with such allocations, and shall not voluntarily take any position inconsistent therewith upon examination of any Tax Returns, in any claim for any Tax refund, in any litigation or otherwise.

                                   ARTICLE 4
            REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

                  As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Shareholder, jointly and severally, represent and warrant to Buyer as follows:

                  4.1. Organization and Capitalization.

                       (a) Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts, has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Attached hereto as Schedule 4.1(a) is a list of each and every jurisdiction in which Seller is qualified as a foreign corporation. Seller is and has been at all times required to be so, duly qualified to transact business as a foreign corporation, and is and has been at all times in good standing, in each and every jurisdiction where the ownership or leasing of its properties and assets and the operation of the Business requires such qualification except where failure to do so does not, individually or in the aggregate, have a Business Material Adverse Effect.

                       (b) The authorized capital stock of Seller consists of 200,000 shares of common stock, of which 20,000 shares have been validly issued and are outstanding (the "Shares"). All of the Shares are owned by Shareholder free and clear of any Liens, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon Seller and/or Shareholder, and were issued in compliance with Seller's articles of organization and bylaws and all applicable federal and state securities or "blue sky" laws and regulations. There are, and have been, no preemptive rights with respect to the issuance of capital stock by Seller, including, without limitation, the Shares. There are no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from Shareholder or Seller at any time, or upon the happening of any stated event, any capital stock or other securities of Seller, whether or not presently issued or outstanding.

                  4.2. Corporate Power and Authority; Legal Capacity; Enforceability. Each of Seller and Shareholder has the requisite power and authority to execute, deliver and perform this Agreement and each of the documents, agreements and instruments to be executed, delivered and performed by it or him, as the case may be, in connection with this Agreement (collectively the "Collateral Documents"), and Seller has all requisite power and authority to transfer the Purchased Assets to Buyer. The execution, delivery and performance of this Agreement and each of the Collateral Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller, including, without limitation, the approval thereof by Shareholder, and requires no further authorization or consent by Seller, Shareholder or any other Person. This Agreement and the Collateral Documents to be executed and delivered by each of Seller and Shareholder have been duly and validly executed and delivered by Seller and Shareholder, as the case may be, and constitute the legal, valid and binding obligation of Seller and Shareholder, as the case may be, enforceable against each of them in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except as the remedy of specific enforcement and other equitable relief may be unavailable in some cases.

                  4.3. Non-contravention. The execution, delivery and performance of this Agreement and each of the Collateral Documents to which Seller and/or Shareholder is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate, breach or contravene any of the terms, conditions or provisions of the articles of organization or bylaws of Seller; or (b) except as set forth on Schedule 4.3 attached hereto (the consents referred to on Schedule 4.3 being referred to herein as the "Required Consents"), (i) conflict with, constitute a Default under or otherwise impair the good standing, validity or effectiveness of any Contract by which Seller and/or Shareholder, or its and/or his property, is bound, (ii) subject any of the Purchased Assets to any Contract, other than this Agreement, to which Seller and/or Shareholder is a party, or by which Seller and/or Shareholder or any of the Purchased Assets are bound, (iii) violate any provision of Law, Permit or License applicable to Seller, Shareholder or any of the Purchased Assets, (iv) result in the creation or imposition of any Lien, other than Permitted Liens, upon Seller, any of the Purchased Assets or the Business, or (v) otherwise adversely affect the good standing, validity or effectiveness of any Contract to which Seller and/or Shareholder is a party, or which is applicable to the Business or any of the Purchased Assets. There are no restrictions of any kind that could affect Seller or Shareholder's ability to enter into this Agreement or any of the Collateral Documents to which any of them is a party, to perform any of their obligations thereunder, or to consummate the transactions contemplated hereby or thereby.

                  4.4. Title; Properties.

                       (a) Except as set forth on Schedule 4.4(a), Seller has good and marketable title to, or a valid license to or leasehold interest in, the Purchased Assets, including, without limitation, all Intellectual Property free and clear of all Liens. Except as set forth on Schedule 4.4(a), no other Person has or will have on the Closing Date any interest whatsoever in any of the Purchased Assets. No other Person has or will have on the Closing Date any interest whatsoever in any of the Purchased Assets that would prevent any of such Purchased Assets from being used in the Business after the Closing Date as the same was being conducted as of the Closing Date. There are no loans, leases or other financing to which such Purchased Assets are or will be subject on the Closing Date. None of the Permitted Liens, individually or in the aggregate, has a Business Material Adverse Effect or will detract from, interfere with or will interfere with any of Seller's or Buyer's right to dispose of or use any of the Purchased Assets.

                       (b) Schedule 4.4(b) hereto is a true, complete, correct and current list, by address, owner and usage, of all real property agreements (including all amendments and supplements thereto) pursuant to which Seller leases, subleases or otherwise occupies any real property (each a "Real Property Lease" and collectively the "Real Property Leases"), copies of which have been furnished to Buyer. Pursuant to the Real Property Leases, Seller has validly existing and enforceable leasehold, sublease hold or occupancy interests in the real property leased thereunder, in each case free and clear of all Liens and free from material Defaults (i) by Seller and (ii) to Seller's Knowledge, by the other party or parties to such Real Property Leases. Except for the Real Property Leases, if any, described in Schedule 4.4(b), the consummation of the transactions contemplated by this Agreement will not require any consent or approval of any landlord or sublandlord under any such Real Property Lease, result in any increase in rent or penalty to the party which is a tenant or subtenant thereunder or result in the early termination of any Real Property Lease. Seller has not transferred, assigned, hypothecated, pledged or encumbered any of its rights or interest under any Real Property Lease. Seller has not received any notice from any landlord or sublandlord or any other party of any Default under, or the termination of, any Real Property Lease.

                       (c) The real property leased to Seller pursuant to the Real Property Leases constitutes all real property used or occupied by Seller (the "Real Property"). To Seller's Knowledge: (i) no portion thereof is subject to any pending condemnation proceeding or proceeding by any government, governmental entity or other authority and there is no threatened condemnation or proceeding with respect thereto; (ii) the physical condition of such Real Property is sufficient to permit the continued conduct of the Business as presently conducted, subject to the provision of usual and customary maintenance and repair performed in the ordinary course; (iii) there are no Contracts, written or oral, to which Seller and/or Shareholder is a party, granting to any party or parties the right of use or occupancy of any portion of the Real Property; (iv) there are no parties (other than Seller) in possession of any such Real Property and (v) no notice of any increase in the assessed valuation of any such Real Property and no notice of any contemplated special assessment has been received by Seller, and to Seller's Knowledge, there is no threatened increase in assessed valuation or threatened special assessment pertaining to any of the Real Property.

                  4.5. Third Party Options. There are no Contracts or rights of any kind with, to, of or in any third party to acquire any of the Purchased Assets or any portion of the Business.

                  4.6. Financial Statements. Seller has delivered to Buyer true and correct copies of the following financial statements:

                       (a) the unaudited balance sheet of Seller as of December 31, 2002 and the related statements of income for the 12-month period then ended (the "Year-End Financial Statements"); and

                       (b) the unaudited balance sheet of Seller (the "Current Balance Sheet") as of July 31, 2003 (the "Balance Sheet Date") and the related statement of income for the 7-month period then ended (the "Interim Financial Statements;" and together with the Year-End Financial Statements, the "Financial Statements").

The Financial Statements are true and correct, in all material respects, and have been prepared in accordance with the applicable Books and Records of Seller (which Books and Records are true and complete, in all material respects) and have been prepared on an accrual basis and fairly present, in all material respects, the financial position and results of operations of Seller at the dates and for the periods covered. All Liabilities of Seller at the Balance Sheet Date are fully reflected or reserved for in the Current Balance Sheet. The books of account of Seller fairly reflect, in all material respects, (a) all transactions relating to Seller and (b) all items of income and expense, assets and liabilities and accruals relating to Seller.

                  4.7. Absence of Undisclosed Liabilities. On the Closing Date, Seller will not have any Liabilities (except for (i) those Liabilities set forth in the Current Balance Sheet and (ii) those Liabilities which arose after the Balance Sheet Date and were incurred in the ordinary course of business, consistent with past practices and in compliance with the covenants and agreements of Seller herein contained). Seller neither Knows nor has reasonable grounds to Know of any basis for the assertion against Seller, or against the Purchased Assets, of any Liability, other than those set forth in the foregoing clauses (i) and (ii).

                  4.8. Litigation; Compliance with Law, Permits and Licenses.

                       (a) Seller has complied with each, and is not in violation of any Law or Court Order to which Seller is subject, except for violations that, either individually or in the aggregate, would not result in a Business Material Adverse Effect, and has not failed to obtain, or to adhere to the requirements of, any License, Permit or authorization necessary to the ownership of the Purchased Assets, the employment of the Employees or the operation of the Business, except for those which the failure to obtain, or to which the failure to adhere, either individually or in the aggregate, would not result in a Business Material Adverse Effect. Without limiting the generality of the foregoing, Seller has not made any offer, payment, promise to pay or authorization for the payment of money or an offer, gift, promise to give, or authorization for the giving of anything of value to any person in violation of the Foreign Corrupt Practices Act of 1977.

                       (b) No Litigation is pending or, to the Knowledge of Seller, threatened against Seller or Shareholder, and Seller has no Knowledge of any basis for any such Litigation. Neither Seller nor Shareholder is a party to or subject to the provisions of any Court Order that provides limitations or instructions upon the ability to operate the Business.

                       (c) Seller has obtained all Permits and Licenses for the operation of the Business, or as needed in connection with the Purchased Assets, the Employees or the Business, except for those which the failure to obtain, either individually or in the aggregate, would not result in a Business Material Adverse Effect. Schedule 4.8 contains a true and correct description of all Licenses and Permits issued in favor of Seller, all of which are in full force and effect, and Seller currently operates in compliance with the terms of each of the foregoing. Buyer will not be required, prior to or following the Closing Date, to file, apply for or obtain any Permit or License in order to purchase the Purchased Assets, employ the Employees or operate the Business pursuant to this Agreement.

                  4.9. Environmental Protection.

                       (a) Seller is in compliance with all Environmental Laws applicable to its use and occupancy of the Real Property and has no Knowledge of any facts or circumstances, and Seller has not received any Claim from any Governmental Entity, citizens group, Employee or other Person, indicating that it is not in compliance with any such Environmental Law or the terms or conditions of any Permit held by Seller relating to Materials of Environmental Concern or Environmental Laws. All Permits relating to Materials of Environmental Concern or Environmental Laws currently held by Seller are identified on Schedule 4.9 attached hereto.

                       (b) There has not been to Seller's Knowledge, and Seller has not received, any Claim from any Governmental Entity, citizens group, Employee or other Person that there has been any past or present actions, activities, circumstances, conditions, events or incidents, involving the release, spill, leak, emission, injection, escape, dumping, discharge or disposal of any Materials of Environmental Concern, that form or could form the basis of any Claim against Seller, the Purchased Assets, or any Person whose liability for any such Claim has or may have been retained or assumed by Seller either contractually or by operation of law (an "Environmental Claim").

                       (c) To Seller's Knowledge, there is no asbestos or urea formaldehyde foam insulation contained in or forming part of any building, building component, structure or office space located on or in the Real Property. To Seller's Knowledge, no polychlorinated byphenyls (PCBs) are present, in use or stored at the Real Property and no hydraulic fluid containing PCBs has been utilized by or at the direction of Seller at the Real Property.

                  4.10. Insurance. All of the Purchased Assets owned or leased by Seller are insured against fire and casualty under the policies and in the amounts and types of coverage set forth in Schedule 4.10 attached hereto, and Seller is insured under liability insurance policies in the amounts set forth in
Schedule 4.10 attached hereto (the "Current Policies"). The Current Policies are in force and the premiums thereon paid. All such insurance policies are valid, binding and enforceable in accordance with their terms against the respective insurers, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally. To the Knowledge of Seller, no insurer of Seller is the subject of pending or threatened insolvency proceedings. Seller has notified its respective insurance carriers of all Known Litigation, Known Claims, and Known facts and circumstances which could reasonably give rise to a Claim. Seller has not received any notice from its respective insurance carrier disclaiming coverage or defending a reservation of rights clause as to any of such notifications.

                  4.11. Intellectual Property.

                       (a) Seller owns or is licensed pursuant to a Contract (as specified on Schedule 4.11(a) hereto), and will own or be licensed pursuant to a Contract (as specified on Schedule 4.11(a) hereto), and lawfully use, as of the Closing Date, all of Seller's Intellectual Property, free and clear of all Liens, all of which Seller's Intellectual Property is set forth on Schedule 4.11(a) hereto (each item listed on Schedule 4.11(a) shall specify whether such item is owned or licensed) (the "Seller Intellectual Property"). The Seller Intellectual Property is sufficient for the operation of the Business in the ordinary course as conducted as of the Closing Date. Version 6.5 of the Software listed on Schedule 2.1(g) functions in all material respects in accordance with Seller's currently published user guide therefor. Except as specifically denoted on Schedule 4.11(a), Versions 6.0 through 6.5 of the Software listed on Schedule 2.1(g) (the "Version 6.x Software Products") are available in "general release" form (as opposed to only "alpha," "beta" or "early release" forms). With respect to any registrations of the Seller Intellectual Property owned by Seller,
Schedule 4.11(a) also sets forth, as to each such item of the Seller Intellectual Property, the (i) relevant application or registration number, (ii) relevant filing, registration, issue or application date, (iii) record owner,
(iv) jurisdiction, (v) title or description and (vi) remaining life thereof. In addition, Schedule 4.11(a) identifies whether each item of the Seller Intellectual Property is owned by Seller or is possessed and used by Seller under any Contract, and if under any such Contract (except with respect to off-the-shelf office productivity software), the identity of the parties thereto, the term thereof and all amounts payable thereunder together with the payment terms therefor. Except as set forth on Schedule 4.11(a), all such Contracts are renewable by their terms in the ordinary course of business or are perpetual licenses.

                       (b) Except as set forth on Schedule 4.11(b), each item of the Seller Intellectual Property licensed by Seller from a third party and embedded in or otherwise licensed or distributed as part of or for use with the Software listed on Schedule 2.1(g) constitutes a valid and enforceable right of Seller. Neither the Software listed in Schedule 2.1(g), nor Seller's modification, use, promotion, distribution or sale thereof, has infringed or conflicted or does infringe or conflict with the Intellectual Property or other rights of any other Person. Except as otherwise provided in Schedule 4.11(b), Seller has no obligation to compensate, or to obtain the consent of, any third party for the use of any item of the Seller Intellectual Property. There is neither pending nor, to the Knowledge of Seller, threatened, except as disclosed on Schedule 4.11(b), any Claim, grievance or Litigation against Seller contesting the validity of the Software listed on Schedule 2.1(g), and, to the Knowledge of Seller, there is no basis for any such Claim, grievance or Litigation. Except as otherwise provided on Schedule 4.11(b), Seller has not granted a license or other right to use, in any manner, the Software listed on
Schedule 2.1(g), whether or not requiring the payment of royalties, and no third party has any right to use such Software.

                       (c) The cost of outstanding obligations of Seller (i) to perform or reperform for its customers any installation, implementation, warranty, maintenance, modification, upgrade, enhancement, consulting, or other services in connection with any Version 6.x Software Products, and (ii) to deliver, license, or develop Software to or for its customers, both (i) and (ii) in the manner in which Seller operated the Business as of the Closing Date, does not exceed the aggregate payments received or to be received from those customers attributable to each such obligation. The only Persons that are a party to a license for the fsaATLAS Software are set forth on Schedule 3.3(a)(i).

                       (d) To Seller's Knowledge, no third party is (i) infringing, or has been alleged to infringe, all or any portion of the Software listed on Schedule 2.1(g), or (ii) using, or has been alleged to use, all or any portion of the Software listed on Schedule 2.1(g) in derogation of any rights to be transferred to Buyer under this Agreement.

                       (e) There is no interference action or other litigation pending or, to the Knowledge of Seller, threatened before any Governmental Entity (including, without limitation, the United States Patent and Trademark Office or corresponding governmental entities in foreign jurisdictions) in regard to any of the Software listed on Schedule 2.1(g).

                       (f) The inception, development and reduction to practice of the Software listed on Schedule 2.1(g) have not constituted or involved, and do not constitute or involve, the misappropriation of trade secrets, other Intellectual Property or other rights of any other Person (including, without limitation, any Governmental Entity).

                       (g) The Version 6.x Software Products are Y2K Compliant.

                       (h) Except as set forth on Schedule 4.11(h), the Software listed on Schedule 2.1(g) was conceived, reduced to practice, reduced to tangible form, written or otherwise created solely by employees of Seller. To the extent that any such Software has been developed or created independently or jointly by any person other than Seller or its employees, Seller has a written agreement with such person with respect thereto, and Seller thereby has obtained ownership of, and is the exclusive owner of, such Software therein by operation of law or by valid and enforceable assignment or other agreement. Any such assignment or agreement was and is sufficient to irrevocably transfer all rights in such Software (including the right to seek past and future damages with respect thereto) to Seller.

                       (i) Seller has no present or future commitments to incorporate any functionality or enhancement (including, without limitation, corrections, fixes, resolutions, patches, avoidance procedures, work-arounds or the like to alleged defects or errors) into any standard general release version of the Software listed in Schedule 2.1(g).

                       (j) All software contained in the computers included in the Purchased Assets is subject to a license pursuant to a Contract. Each of the computers included in the Purchased Assets contains all of the software sufficient for the operation of such computer in the Business in the ordinary course as conducted as of the Closing Date.

                  4.12. Labor and Employee Matters.

                       (a) Schedule 4.12(a) lists each of Seller's employees as of the date hereof (the "Employees") and his/her (i) base salary and (ii) bonus arrangements, if any, each for fiscal year 2002 and as of the date hereof, and the date on which the most recent salary increase went into effect for each of the Employees and the amount of each such increase. There are no agreements, Contracts or collective bargaining agreements, work rules or practices covering or applicable to any of the Employees, except as set forth on Schedule 4.12(a). There are no pension plans or profit sharing plans, commission agreements, bonus, stock options, severance, other plans, agreements or arrangements providing for any of Employees to receive any remuneration or other benefit, except as set forth on Schedule 4.12(a). None of the Employees or Independent Contractors of Seller is represented by any labor organization and Seller has no Knowledge of any current union organizing activities among the Employees or Independent Contractors of Seller, nor does any question concerning representation exist as to such Employees or Independent Contractors. There is not pending or, to the Knowledge of Seller, threatened any labor strike, dispute, slowdown, work stoppage or lockout involving any Employee or Independent Contractor of, or affecting, Seller, or any obligation to continue the employment or engagement of any of the Employees or Independent Contractors, except as set forth on Schedule 4.12(a). Except as disclosed on Schedule 4.12(a), Seller has not agreed to increase the compensation level of any of the Employees nor is there any obligation or understanding respecting such an increase. Seller has no workers' compensation penalties or assessments pending. Seller does not currently employ, nor has Seller ever employed more than fifty
(50) employees. Seller has paid all wages and wage supplements including salaries, commissions, bonuses, vacation pay, severance pay, sick pay, expense reimbursements, and other compensation, if any, earned by any of Seller's employees or due and owing to any of Seller's employees for all periods on or before the Closing Date.

                       (b) Schedule 4.12(b) contains a list of the names of each current independent contractor retained by Seller who performs services for Seller with respect to the Software listed on Schedule 2.1(g)("Independent Contractors") and the current rate of compensation paid to each such Independent Contractor. Schedule 4.12(b) specifies the site at which each such Independent Contractor performs services for Seller with respect to the Software. The Independent Contractors, and all other independent contractors who have previously rendered services to Seller, have in the past and continue to be legally, properly and appropriately treated as non-employees for all Federal, state, local and foreign tax purposes, as well as all ERISA and employee benefit purposes. There has been no determination by any Governmental Entity, or by any tribunal or commission that any Independent Contractor constitutes an employee of Seller. There has been no investigation or Claim made by or threatened by any Person or Governmental Entity that any Independent Contractor constitutes an employee of Seller. Seller has paid all compensation and all other monetary amounts earned by the any of Seller's independent contractors or due and owing to any of Seller's independent contractors for all periods on or before the Closing Date.

                  4.13. Employee Benefits. (a) Schedule 4.13(a) lists all plans, policies, arrangements or understandings to which Seller is a party which provide any Employee or Independent Contractor (or any dependent or beneficiary of any such Person) with (i) retirement benefits or deferred compensation; (ii) vacation, sick leave or severance benefits; (iii) incentive, performance, stock, share appreciation or bonus awards; (iv) health care benefits; (v) disability income; (vi) life insurance or survivor's benefits; or (vii) any other type of employee benefit offered under any arrangement, whether or not subject to characterization as an "employee benefit plan" within the meaning of Section 3(3) of ERISA ("Plans"). None of the Purchased Assets are subject to any lien under Section 401(a)(29) or 412(n) of the Code, Section 302(f) or 4068 of ERISA or arising out of any action filed under Section 4301(b) of ERISA. Neither Seller nor any Affiliated Seller (as defined below) has incurred any Liability which could subject Buyer or any Purchased Asset to Liability under Sections 4062, 4063, 4064 or 4069 of ERISA. For purposes of this Section 4.13 only, "Affiliated Seller" means (x) a member of any "controlled group" (as defined in Section 414(b) of the Code) of which Seller is a member, (y) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with Seller, or a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which Seller is a member. Seller and any Affiliated Seller do not sponsor or contribute to, and have not in the past sponsored or contributed to, and have no Liabilities with respect to, any defined benefit plan subject to Title IV of ERISA or any "multi-employer plan" (as defined in Section 3(37) of ERISA). Seller has delivered to Buyer a complete copy of the Plans, including any related trust agreement, and all amendments to the Plans or such trust agreement.

                       (b) Schedule 4.13(b) sets forth the accrued vacation time for each of Seller's employees as of August 31, 2003.

                  4.14. Contracts, Leases, Etc. Except as listed on any other Schedule attached hereto or described on Schedule 4.14 attached hereto, Seller is not a party to any Contract of the type described below:

                       (a) with any current or former shareholder, director, or officer of Seller, or any of their Affiliates;

                       (b) with any labor union or other representative of the Employees;

                       (c) with any Employee; (d) with any Independent
Contractor;

                       (e) for the performance of services or the supply of products by a third party to Seller;

                       (f) to sell or supply products or to perform services which obligates Seller to sell products or perform services for a third party;

                       (g) outstanding proposal to sell or supply products or to perform services for a third party which, upon acceptance of such proposal, would obligate Seller to sell products or perform services for a third party;

                       (h) where Seller is acting as supplier or distributor or where Seller is acting as principal or agent;

                       (i) under which Seller is either lessor or lessee of personal property;

                       (j) under which Seller is the lessor or lessee of real property;

                       (k) which evidences Indebtedness, including capital leases or providing for any Lien on any of the Purchased Assets;

                       (l) for any charitable or political contribution;

                       (m) for any capital expenditure;

                       (n) limiting or restraining Seller from engaging or competing in any lines of business with any Persons;

                       (o) license, franchise, distributorship, joint venture, royalty or other similar agreement, including, without limitation, those which relate in whole or in part to any Purchased Asset or any Intellectual Property of Seller;

                       (p) with any Governmental Entity;

                       (q) power of attorney granted by Seller in favor of any Person;

                       (r) other Contract requiring payments or other consideration by or from Seller in excess of Five Thousand Dollars ($5,000) during the remainder of its term;

                       (s) which involves an obligation to indemnify, defend or hold harmless any other Person; or

                       (t) other material Contract not made in the ordinary course of business.

                  4.15. Other Transactions. Since the Balance Sheet Date, Seller has not (a) operated the Business except in the ordinary course consistent with past practice, (b) incurred any Liabilities, except in the ordinary course of business consistent with past practice, (c) mortgaged, pledged or subjected to Liens, or suffered to exist any Lien on, any Purchased Asset, tangible or intangible, (d) discharged or satisfied any Liens, or paid any Liabilities, except in the ordinary course of business consistent with past practice, or (e) sold or transferred any of its Purchased Assets or canceled any Indebtedness or other Liabilities of any other Person, or waived any Claims or rights of substantial value against any other Person, except, in each case, in the ordinary course of business consistent with past practice.

                  4.16. No Changes. Since the Balance Sheet Date, except as set forth on Schedule 4.16, there has not been:

                       (a) any Business Material Adverse Change;

                       (b) any damage, destruction or Loss (whether or not covered by insurance) or any condemnation by any Governmental Entity which has had or may have a Business Material Adverse Effect;

                       (c) any strike, lockout, labor trouble or any similar event or condition of any character having a Business Material Adverse Effect;

                       (d) any increase in the compensation payable or to become payable by Seller to any of the officers, Employees, Independent Contractors or agents, or any Known payment or arrangement made to or with any thereof, other than normal increases in compensation to Employees consistent with past practices;

                       (e) any amendments to the articles of organization or bylaws of Seller; or

                       (f) written down or written off as uncollectible any notes or accounts receivable of Seller.

                  Seller has not taken or agreed to take, whether in writing or otherwise, either (i) any action described in this Section 4.16 or (ii) any action which would result in the occurrence of any of the events described in this Section 4.16. Seller has not omitted to take any action where the omission could reasonably be expected to result in or lead to the occurrence of any of the events described in this Section 4.16.

                  4.17. Certain Tax Matters.

                       (a) Seller has duly and timely filed with the appropriate taxing authority, body or agency all Tax Returns required to be filed, and all such Tax Returns are true, correct and complete, and Seller has timely paid all Taxes to the extent due and payable, whether or not shown as due on any Tax Return. All Taxes not yet due and payable have been withheld or adequately reserved for or, to the extent that they relate to periods on or prior to the Balance Sheet Date, are reflected as a liability on the Current Balance Sheet.

                       (b) Seller has properly deducted or withheld all amounts required by Law to be deducted or withheld for Taxes, including without limitation with respect to social security and unemployment compensation relating to its employees, and has timely remitted all such amounts required to be remitted to the appropriate taxing authority, agency or body.

                       (c) There are no liens for Taxes upon any of the Purchased Assets.

                       (d) Seller is not a United States real property holding corporation and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during any period specified in
Section 897(c)(1)(A)(ii) of the Code.

                       (e) Seller has not failed to make any required filings pursuant to the bulk sales tax provisions of any state.

                       (f) There is no basis for any taxing jurisdiction in which Seller has not filed a Tax Return to claim that Tax Returns should have been filed by Seller.

                  4.18. Brokerage. Other than retaining Equation Partners to assist Seller with the transactions contemplated by this Agreement, neither Seller nor any of its respective officers, directors or employees, has employed or retained, or will have employed or retained on the Closing Date, any broker, agent, finder or consultant or has incurred, or will have incurred, other than the fee owed to Equation Partners, any liability for any brokerage fees, commissions, finders' fees or other fees in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

                  4.19. Warranties and Liabilities. No Claims under product or service warranties or guarantees made to customers have been received by Seller except as set forth on Schedule 4.19. The Claims set forth on Schedule 4.19 have been satisfied by the performance of the obligations of Seller pursuant to maintenance agreements entered into in the ordinary course of business. Other than the express warranties set forth in writing in the Contracts with customers, Seller has not given or made any warranties to third parties with respect to any products sold or services performed by it.

                  4.20. Transactions with Affiliates. There are no Contracts between Seller and any current or former director, officer, shareholder, or employee of Seller or any Affiliate of any such person relating to the Purchased Assets or the Employees, except for those identified on Schedule 4.20 or any other Schedule attached hereto, a complete copy of which (including all amendments) has been delivered to Buyer.

                  4.21. Assumed Contracts; Customer Claims. Each of the Assumed Contracts is a valid and existing Contract in full force and effect, enforceable against the parties thereto, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors rights generally and subject to general principles of equity. Seller has made available to Buyer true and complete copies of such Assumed Contracts. There are no existing material Defaults of Seller under any such Assumed Contract or, to the Knowledge of Seller, any other parties thereto. There are no obligations of Seller to any other party to an Assumed Contract other than those obligations of Seller that are expressly provided for in such Assumed Contract. No state of facts exists which would constitute valid grounds for a Claim against Seller by any customer or former customer of Seller for fraud.

                  4.22. Sufficiency of Purchased Assets. Except as set forth on
Schedule 4.22, all of the Purchased Assets are used in the operation of the Business, and further, are sufficient for the operation of the Business as operated in the ordinary course as of the Closing Date. Except for the Excluded Assets, there are no assets currently used in the conduct of the Business, other than the Purchased Assets.

                  4.23. Relationship With Customers.

                       (a) Seller has used its commercially reasonable efforts to maintain good working relationships with all of its customers. Seller's Contracts with its customers and customer relationships, which have been terminated or cancelled during the past year, are set forth and described on
Schedule 4.23(a). Schedule 4.23(a) also contains a list of the names of each of Seller's current customers (the "Business Customer Base"), indicating the dollar amount of sales to each such customer for the period beginning January 1, 2003 and ending as of the date hereof. Except as set forth on Schedule 4.23(a), none of the customers listed on Schedule 4.23(a) has terminated or, to Seller's Knowledge, given notice to Seller of an intention or plan to terminate any Assumed Contract. To the Knowledge of Seller, except as set forth on Schedule 4.23(a), none of the Employees or Independent Contractors primarily responsible for servicing customers listed thereon has indicated in writing an intention or plan to terminate his or her employment or relationship, as the case may be, with Seller, or an intention to not accept employment with Buyer in connection with the consummation of the transaction contemplated by this Agreement. Except as set forth on Schedule 4.23(a), Seller has no Knowledge of any unresolved or outstanding Material Complaint (as defined below) by any of the customers in the Business Customer Base. For purposes of this Section 4.23(a), the term "Material Complaint" means any communication whereby a customer in the Business Customer Base asserts that Seller has failed to perform its obligations under such customer's fsaATLAS end user license agreement.

                       (b) Seller's prepaid maintenance fees as of the Closing Date, which relate to any Maintenance Renewal Period (as defined in Section 3.3(a)(i)), are set forth on Schedule 4.23(b) (the "Prepaid Maintenance Fees").

                       (c) Seller's prepaid service fees as of the Closing Date, which relate to any period following the Closing Date, are set forth on Schedule 4.23(c) (the "Prepaid Service Fees").

                       (d) The maintenance renewal date for each of Seller's customers is set forth on Schedule 4.23(d).

                  4.24. Corporate Documents. Seller has furnished to Buyer for its examination true and correct copies of the following:

                       (a) the articles of organization and bylaws of Seller;
and

                       (b) the minute books and stock books of Seller from the inception of Seller, containing all proceedings, consents, actions and meetings of shareholders and the board of directors (including committee meetings) of Seller.

                  4.25. Veracity of Statements. No representation or warranty by Seller or Shareholder contained in this Agreement, and no statement contained in any certificate, Schedule or other document or instrument furnished by or on behalf of Seller or Shareholder to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make it not misleading.

                  4.26. Export/Import.

                       (a) Seller is in compliance with all Export/Import Laws and has no Knowledge of any facts or circumstances, and Seller has not received any Claim from any Governmental Entity, Employee or other Person, indicating that it is not in compliance with any Export/Import Laws or the terms or conditions of any Permits relating to the export or import of any items (commodities, software or technology).

                       (b) There has not been to Seller's Knowledge, and Seller has not received, any Claim from any Governmental Entity, Employee or other Person that there has been any past or present actions, activities, circumstances, conditions, events or incidents, involving any unlawful export or import of any items (commodities, software or technology), that form or could form the basis of any Claim against Seller, the Purchased Assets, or any Person whose liability for any such Claim has or may have retained or assumed either contractually or by operation of law (an "Export/Import Claim").

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  As a material inducement to Seller and Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and Shareholder as follows:

                  5.1. Organization, Power, Standing and Qualification. Buyer has been duly organized, and is validly existing and in good standing under the Laws of the State of Delaware, and it has the full power and authority (corporate or otherwise) to carry on its business as it is now being conducted and to own and operate the properties and assets owned and operated by it.

                  5.2. Power and Authority. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and the Collateral Documents to which it is a party and to purchase the Purchased Assets from Seller. The execution, delivery and performance of this Agreement and each of the Collateral Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer and require no further authorization or consent by Buyer or any other Person. This Agreement and the Collateral Documents to be executed and delivered by Buyer have been duly and validly executed and delivered by, and constitute the legal, valid and binding obligations of, Buyer, enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except as the remedy of specific enforcement and other equitable relief may be unavailable in some cases.

                  5.3. Non-Contravention. The execution, delivery and performance of this Agreement and each of the Collateral Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate, breach or contravene, or otherwise constitute a Default under, any provision of the respective organizational documents of Buyer or any material contract arrangement or agreement to which Buyer is a party; (b) violate any provision of Law, Permit or License, or any judgment, order, writ, injunction, decree or demand of any Governmental Entity, applicable to Buyer or to its properties or assets; or (c) require any consent or License to be obtained, or filing to be made, by Buyer (including without limitation from or with any Governmental Entity) except as has been made or waived.

                  5.4. Veracity of Statements. No representation or warranty by Buyer contained in this Agreement, and no statement contained in any certificate, Schedule or other document or instrument furnished by or on behalf of Buyer to Seller pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement or a material fact or omits or will omit to state a material fact necessary to make it not misleading.

                  5.5 Litigation; Compliance with Laws. Buyer is not in violation of any Law or Court Order to which Buyer is subject, except for violations that, either individually or in the aggregate, would not reasonably be expected to cause a Buyer Material Adverse Effect. No Litigation is pending or, to the Knowledge of Buyer, threatened against Buyer or any of Buyer's Affiliates, and Buyer has no Knowledge of any basis for any such litigation, that could reasonably be expected to have a Buyer Material Adverse Effect.

                  5.8 Brokerage. Neither Buyer nor any of Buyer's Affiliates, nor any of their respective officers, directors or employees, has employed or retained, or will have employed or retained on the Closing Date, any broker, agent, finder or consultant, or has incurred, or will have incurred, any liability for any brokerage fees, commissions, finder's fees or other fees in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

                  5.9 Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to complete the transactions contemplated by this Agreement.

                                   ARTICLE 6
                                   THE CLOSING

                  6.1. Time and Place. The closing of the transactions relating to the sale and purchase of the Purchased Assets (the "Closing") contemplated hereby shall be held at 10:00 A.M. on the date hereof (the "Closing Date"). The Closing shall be held at the offices of Pepper Hamilton LLP at 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania.

                  6.2. Conduct of the Closing. On the Closing Date, and as a condition to the Closing, the following additional documents, agreements, certificates and instruments shall be duly delivered:

                       (a) Seller or Shareholder, as the case may be, shall deliver to Buyer:

                            (i) this Agreement signed by Seller and Shareholder;

                            (ii) evidence, reasonably satisfactory to Buyer,
that the Required Consents have been obtained and are in full force and effect;

                            (iii) a certificate dated as of the Closing Date and
signed on behalf of Seller by its Clerk to the effect that (i)(A) the certified copy of the articles of organization for Seller, certified by the Secretary of State of the Commonwealth of Massachusetts, attached to such certificate, is true, correct and complete, and is in effect on and as of the Closing Date, (B) the bylaws of Seller, attached to such certificate, are true, correct and complete, and are in effect on and as of the Closing Date and (C) the resolutions of the Board of Directors and Shareholder of Seller, attached to such certificate approving the transactions contemplated by this Agreement and the Collateral Documents to which Seller is a party are true, correct and complete and are in full force and effect as of the Closing Date; (ii) the officers of Seller executing this Agreement and the Collateral Documents to which Seller is a party are incumbent officers of Seller and that the specimen signature on such certificate are their genuine signatures; and (iii) Seller is presently existing and in good standing in the Commonwealth of Massachusetts and in each jurisdiction where the operations of Seller require Seller to be qualified as a foreign corporation certificate (the "Seller's Clerk's Certificate"). A certificate of good standing for each applicable jurisdiction for clause (iii) above certified by the applicable governmental authority as of a date not more than 10 days prior to the Closing Date shall be attached to Seller's Clerk's Certificate as an exhibit;

                            (iv) a duly executed General Assignment and Bill of
Sale, in the form of Exhibit A attached hereto ("General Assignment and Bill of Sale", signed by Seller;

                            (v) a duly executed Assumption Agreement, in the
form of Exhibit B attached hereto ("Assumption Agreement"), signed by Seller;

                            (vi) a duly executed Employment Agreement by and
between J. Gregory Leonard and Buyer, in the form of Exhibit C attached hereto (the "Employment Agreement"), duly executed by J. Gregory Leonard;

                            (vii) Assignment Of Concurrent User Subscription
Agreement between WebEx Communications, Inc. and Newfront Software, Inc., signed by Seller (the "WebEx Assignment");

                            (viii) activePDF, Inc., Redistribution License
Agreement (the "active PDF Redistribution License") together with a check made payable to activePDF, Inc. in the amount of $1,000.00;

                            (ix) Assignment of Lease dated May 1, 2002 between
Central Plaza/Wells Avenue LLC, as landlord, and Seller, as tenant, of premises at 675 Massachusetts Avenue, 8th Floor, Cambridge, MA, signed by Seller and Central Plaza/Wells Avenue LLC; and

                            (x) such other documents, instruments, certificates
and agreements as may be reasonably required by Buyer to consummate and give effect to the transactions contemplated by this Agreement.

                       (b) Buyer shall deliver to Seller and Shareholder:

                            (i) by wire transfer of immediately available funds
to such account as shall be designated by Seller, the Initial Purchase Price;

                            (ii) this Agreement signed by Buyer;

                            (iii) the General Assignment and Bill of Sale signed
by Buyer;

                            (iv) the Assumption Agreement signed by Buyer;

                            (v) the Employment Agreement signed by Buyer;

                            (vi) Assignment Of Concurrent User Subscription
Agreement between WebEx Communications, Inc. and Newfront Software, Inc., signed by Buyer;

                            (vii) activePDF, Inc., Redistribution License
Agreement, signed by Buyer;

                            (viii) Assignment of Lease dated May 1, 2002 between
Central Plaza/Wells Avenue LLC, as landlord, and Seller, as tenant, of premises at 675 Massachusetts Avenue, 8th Floor, Cambridge, MA, signed by Buyer; and

                            (ix) such other documents, instruments, certificates
and agreements as may be reasonably required by Seller or Shareholder to consummate and give effect to the transactions contemplated by this Agreement

                  6.3. No Agreement to Assign. This Agreement will not constitute an agreement to assign any Assumed Contract if an attempted assignment thereof, without the consent of a third party, would constitute a breach thereof or in any way materially adversely affect the respective rights of Buyer or Seller thereunder. If Seller has not obtained a consent or approval necessary for the assignment of any Assumed Contract, then Seller and Shareholder will use their commercially reasonable efforts to obtain that consent or approval after the Closing Date, and, at Buyer's request, will cooperate in any reasonable arrangements requested by Buyer to provide Buyer the benefits of that Assumed Contract, subject to Buyer's performance of any obligations arising under that Assumed Contract. Nothing in this Section will require Buyer to enter into, or to accept as a substitute for performance by Seller under this Agreement, any arrangement that would impose any significant additional cost, expense or liability on Buyer, or that would deprive Buyer of any material benefits contemplated by this Agreement.

                                   ARTICLE 7
                                 INDEMNIFICATION

                  7.1. By Seller and Shareholder. Regardless of any investigation undertaken or made by Buyer or any of its advisors prior to the Closing Date, Seller and Shareholder shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Affiliates, officers, directors, agents and employees (collectively, the "Buyer Indemnified Parties" and, individually, each a "Buyer Indemnified Party"), from and against any and all Claims (including, without limitation, Claims arising out of facts or circumstances that have occurred on or prior to the Closing Date, even though such Claim may not be filed or come to light until after the Closing Date), Litigation and/or Losses, which a Buyer Indemnified Party may sustain, suffer or incur, resulting from, related to, or arising out of:

                       (a) any misstatement of or omission from any representation of, or any breach of warranty by Seller and/or Shareholder contained in this Agreement, any of the Collateral Documents, any Schedule to this Agreement, any certificate or financial statement furnished or to be furnished by Seller and/or Shareholder to Buyer hereunder;

                       (b) any breach of any covenant, agreement or undertaking by Seller and/or Shareholder contained in this Agreement, any of the Collateral Documents, any Schedule to this Agreement, any certificate or financial statement furnished or to be furnished by Seller and/or Shareholder to Buyer hereunder;

                       (c) any Liabilities of Seller other than the Assumed Liabilities;

                       (d) any non-compliance with applicable Law relating to bulk sales, bulk transfers and the like or to fraudulent conveyances, fraudulent transfers, preferential transfers and the like by Seller; and

                       (e) any Claim or Court Order arising out of any of the foregoing even though such Claim or Court Order may not be filed, become final, or come to light until after the Closing Date.

                  7.2. By Buyer. Buyer shall indemnify, defend and hold harmless Seller, Shareholder and their Affiliates, officers, directors, agents and employees (collectively, the "Seller Indemnified Parties" and, individually, a "Seller Indemnified Party") from and against any and all Claims, Litigation and/or Losses, which a Seller Indemnified Party may sustain, suffer or incur, resulting from, related to, or arising out of:

                       (a) any misstatement of or omission from any representation of, or any breach of warranty by, Buyer contained in this Agreement, any of the Collateral Documents, any Schedule to this Agreement, any certificate, financial statement or other document or instrument furnished or to be furnished by Buyer to Seller and/or Shareholder;

                       (b) any breach of any covenant, agreement or undertaking by Buyer contained in this Agreement, any of the Collateral Documents, any Schedule to this Agreement, any certificate, financial statement or other document or instrument furnished or to be furnished by Buyer to Seller and/or Shareholder hereunder;

                       (c) any of the Assumed Liabilities; and

                       (d) any Claim or Court Order arising out of any of the foregoing even though such Claim or Court Order may not be filed, become filed, or come to light after the Closing Date.

                  7.3. Notice and Defense; Costs of Defense.

                       (a) Promptly after acquiring Knowledge of any Litigation, Claim or Loss against which an Indemnified Party is or may be entitled to indemnification hereunder, such Indemnified Party shall send a Claim Notice to the Indemnifying Party, but any failure to so provide the Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Article 7 except to the extent that the Indemnifying Party's ability to defend or mitigate such Claim, Litigation or Loss, is materially prejudiced by the failure to give the Claim Notice and only to extent thereof. The Indemnifying Party shall be entitled to participate in the defense of such action and to assume control of such defense; provided, however, that:

                            (i) the Indemnified Party shall be entitled to
participate in the defense of such Claim, Litigation or Loss, and to employ counsel at its own expense to assist in the handling of such Claim, Litigation or Loss;

                            (ii) the Indemnifying Party shall obtain the prior
written approval of the Indemnified Party (such approval shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Claim, Litigation or Loss or ceasing to defend against such Claim, Litigation or Loss, if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party;

                            (iii) the Indemnifying Party shall not consent to
the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Party of a release of each such Indemnified Party from liability in respect of such Claim, Litigation or Loss; and

                            (iv) the Indemnifying Party shall not be entitled to
control but shall be entitled to participate at its own expense in the defense of, and the Indemnified Party shall be entitled to have sole control at its own expense over, the defense or settlement of any Claim, Litigation or Loss to the extent the Claim, Litigation or Loss seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition or prospects of the Indemnified Party. In such case, the Indemnified Party shall obtain the prior written approval of the Indemnifying Party (such approval shall not be unreasonably withheld) before entering into any settlement of such Claim, Litigation or Loss or ceasing to defend against such Claim, Litigation or Loss, if, pursuant to or a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party.

                       (b) After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Claim, Litigation or Loss, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. If the Indemnifying Party does not assume control of the defense of such Claim, Litigation or Loss as provided in this Section 7.3, the Indemnified Party shall have the right to defend such Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 7.3. The reimbursement of fees, costs and expenses required by this Section 7.3 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

                       (c) In the event that Seller or Shareholder is required to pay any Buyer Indemnified Party for any Indemnifiable Losses under this
Section 7.3, such amount may be deducted from or offset against the Earnout Purchase Price at the sole discretion of Buyer.

                       (d) In calculating any amount of damages to be paid by an Indemnifying Party pursuant to this Agreement, the amount of such damages will be reduced by all reimbursements credited to or received by the Indemnified Party, relating to such damages, and will be net of any tax benefits and insurance proceeds received by the Indemnified Party with respect to the matter for which indemnification is claimed.

                  7.4. Limitation of Indemnity. Neither a Buyer Indemnified Party nor a Seller Indemnified Party shall make a Claim for Indemnifiable Losses pursuant to Sections 7.1(a) or (b) or Sections 7.2(a) or (b), as the case may be, unless the aggregate amount of all such Indemnifiable Losses for a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, exceeds Twenty Five Thousand ($25,000) (the "Indemnification Deductible") at which point the Indemnified Party shall be entitled to indemnification for all of such party's Indemnifiable Losses in excess of the Indemnification Deductible. Notwithstanding the foregoing, the Indemnification Deductible shall not apply to any and all Claims, Litigation and/or Losses, sustained, suffered or incurred, resulting from, related to, or arising out of (i) any Tax Liabilities of Seller,
(ii) any breach of any covenant by Seller or Shareholder in Section 2.6, Section 9.1(b), Section 9.1(c), Section 9.1(d), Section 9.1(e), Section 9.5, Section 9.6 or (iii) any misstatement of or omission from any representation of, or any breach of warranty by Seller and/or Shareholder, contained in Section 4.4(a),
Section 4.13(b), Section 4.17, Section 4.23(b), Section 4.23(c) and Section 4.23(d). For purposes of calculating the amount of Indemnifiable Losses incurred by Buyer Indemnified Parties or Seller Indemnified Parties arising out of or resulting from any misstatement, omission or breach of a representation, covenant or agreement by Seller, Shareholder or Buyer, as the case may be, the references to a "Business Material Adverse Effect," a "Buyer Material Adverse Effect" or materiality (or other correlative terms) shall be disregarded, provided the existence of the breach itself is first established on the basis of the presence of such "Business Material Adverse Effect," "Buyer Material Adverse Effect" or materiality or other correlative term, as applicable. The limitations on the assertion of claims for indemnification (i.e. the Indemnification Deductible) contained in this Section 7.4 shall not apply to, and shall not in any way limit the right of any Buyer Indemnified Party or Seller Indemnified Party to pursue, any rights, remedies or Claims based on fraud. Notwithstanding anything to the contrary contained in this Agreement but subject to the immediately following sentence, the liability of Seller and Shareholder under this Agreement shall be limited, in the aggregate, to a maximum amount equal to the sum of (i) fifty percent (50%) of the Initial Purchase Price and (ii) fifty percent (50%) of the Earnout Purchase Price as and when the same is paid or payable to Seller. Notwithstanding the foregoing, the liability of Seller and Shareholder under this Agreement for Tax Liabilities of Seller or any misstatement of or omission from any representation or warranty contained in Sections 4.4(a), 4.11 or 4.17 shall be limited, in the aggregate, to a maximum amount equal to the Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the liability of Seller and Shareholder for all Indemnifiable Losses of any nature arising under this Agreement exceed, in the aggregate, a maximum amount equal to the Purchase Price.

                  7.5. Characterization of Indemnity Payments.To the extent permitted by applicable Law, any payment made pursuant to this Article 7 shall be treated, for Tax purposes, as an adjustment to the Purchase Price.

                                   ARTICLE 8
             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  8.1. Representations and Warranties.

  Notwithstanding anything to the contrary herein or any investigation made by or on behalf of Seller, Shareholder or Buyer prior to the Closing Date, all representations and warranties made hereunder by any party on the Closing Date shall survive the Closing Date and shall end upon the expiration of the Covenant Period, except that the representations and warranties made in Sections 4.1 (Organization and Capitalization), 4.4(a) (Title), 4.9 (Environmental Protection), 4.13 (Employee Benefits) and 4.17 (Certain Tax Matters) shall survive for 180 days past the applicable statute of limitations and except that the representations and warranties made in Section 4.11 (Intellectual Property) shall survive for a period of three (3) years from and after the Closing Date.

                  8.2. Covenants. Each covenant contained in this Agreement shall survive the Closing Date for the period specified in such covenant; provided, however, if a particular covenant does not specify a survival period, such covenant shall end upon the expiration of the applicable statute of limitations.

                  8.3. Extension of Survival. Any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this Article will continue to survive if notice of such Claim has been timely given prior to the expiration of the applicable survival period, until the related Claim for indemnification has been satisfied or otherwise resolved as provided in herein. Notwithstanding anything herein, any breach of representation or warranty contained in this Agreement made by any party or any written information furnished by any party as of the Closing Date that was made by such party fraudulently or with intent to defraud or mislead shall survive for the applicable statute of limitations after the Closing Date.

                                   ARTICLE 9
           CONDUCT OF SELLER, SHAREHOLDER AND BUYER AFTER THE CLOSING

                  9.1. Cooperation and Further Assurances.(a) Buyer, Seller and Shareholder will cooperate upon and after the Closing Date in effecting the orderly transfer of the Purchased Assets and the Business to Buyer and to consummate the other transactions contemplated by this Agreement. In addition, after the Closing Date, at the request of any party and at the requesting party's expense, but without additional consideration, the other parties shall execute and deliver from time to time such further instruments of assignment, conveyance and transfer, (including, without limitation any documents necessary to record the assignment transferring ownership of the Seller Intellectual Property to Buyer with the United States Patent and Trademark Office, the U.S. Copyright Office and their respective equivalents in any foreign jurisdiction), shall cooperate in the conduct of Litigation and the processing and collection of insurance Claims, and shall take such other actions as may reasonably be required to accomplish the orderly transfer to Buyer of the Purchased Assets and the Business as contemplated by this Agreement in accordance with the terms and conditions of this Agreement.

                       (b) Seller and Shareholder shall promptly, but in no event more two (2) Business Days after the Closing Date, transfer ownership of the following domains to Buyer:

                            (i) www.fsaatlas.com; and

                            (ii) www.newfrontsoftware.com

                  In connection with the transfer of such domains, Seller and Shareholder shall make all necessary payments to the applicable domain registrars within the time frame referenced above in order to effectuate the transfers.

                       (c) Seller and Shareholder shall promptly, but in no event more than ten (10) Business Days after the Closing Date, change the corporate name of Seller to a name that is not substantially similar to Seller's current name.

                       (d) Seller and Shareholder shall promptly use commercially reasonable efforts to promptly obtain evidence of WebEx Communications, Inc.'s acceptance of the WebEx Assignment.

                       (e) Seller and Shareholder shall promptly, but in no event more than two (2) Business Days after the Closing Date, deliver the signed activePDF Redistribution License to activePDF, Inc., together with the $1,000 transfer fee delivered to Buyer at the Closing. Seller and Shareholder shall promptly use commercially reasonable efforts to promptly obtain evidence of activePDF, Inc.'s acceptance of the activePDF Redistribution License.

                       (f) For a period of five years following the Closing Date, Buyer, Seller and Shareholder shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. During the aforesaid period, Seller, Shareholder and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 9.1(b). Notwithstanding the foregoing, neither Buyer, Seller nor Shareholder shall be required unreasonably to prepare any document or determine any information not then in its possession in response to a request pursuant to this Section 9.1(e).

                  9.2. Employment of Seller Employees. Buyer will offer employment to the Seller Employees listed on Schedule 9.2 attached hereto to be effective upon the Closing Date (the "New Employees"). Any offer of employment to a New Employee shall (i) be for a position with substantially equivalent job skills and responsibilities as that which he or she held with Seller as immediately prior to the Closing Date, (ii) be at substantially equivalent or better total compensation as paid by Seller to such New Employee immediately prior to the Closing Date, (iii) credit such New Employee's years of service with Seller as years of service with Buyer for purposes of such New Employee's vacation time and, to the extent Buyer is reasonably able to do so under the terms thereof, for purposes of Buyer's benefit plans, (iv) credit such New Employee's accrued vacation time with Seller (the accrued vacation time for such New Employee is set forth on Schedule 4.13(b)) as accrued vacation time with Seller for purposes of calculating and crediting such New Employee's vacation time with Buyer, (v) include rights of participation in all of Buyer's benefits plans on the same terms and conditions as other Buyer employees at a substantially similar level and (vi) be subject to such New Employee executing Buyer's standard form of employee confidentiality and assignment of inventions agreement. Subject to (iii) and (iv) above, a New Employee that accepts employment with Buyer shall be subject to Buyer's current vacation time accrual and utilization policies. All such actual employment of any New Employee shall be subject to Buyer's right, in its sole discretion, to establish and modify from time to time the terms and conditions of its employees' employment and to terminate such employment at any time. Except as otherwise specifically provided in this Section 9.2, any New Employee hired by Buyer will be treated as a new, at-will employee of Buyer and Buyer shall not be responsible for any costs, direct or indirect, in connection with the termination of employment of the New Employee as a result of the transactions contemplated to take place at the Closing Date. Buyer has no obligation to provide any severance payments or any other compensation to any of the Seller Employees who do not accept employment with Buyer on the terms set forth herein.

                  9.3. Maintenance Fees. Buyer agree that it will use good faith, diligent efforts to obtain renewals of maintenance for the fsaATLAS Software and any and all Derivative Software, including without limitation by providing adequate support and upgrades which are materially consistent with the effort used by Buyer to obtain renewals of maintenance on other software products of Buyer.

                  9.4. Right of Audit.

                       (a) For a period of beginning on the Closing Date and ending 90 days after the end of the later of the Earnout Maintenance Period and the Earnout License Period, Buyer shall keep at its principal place of business full, accurate and complete records and books of account in such detail as to allow Seller to make an accurate determination of all payments of the Earnout Purchase Price due pursuant to this Agreement. All such books and records shall be available during normal business hours upon reasonable notice for examination, inspection and audit by Seller or its duly authorized independent accountants; provided, however, Seller or its duly authorized independent accountants shall not examine, inspect or audit such books and records more than two times in any given calendar year and no more than one time in any six month period.

                       (b) In the event that Seller conducts or has conducted an examination, audit or inspection of Buyer's books and records and, as a result of such examination, audit, or inspection, it is determined that there are unreported amounts payable to Seller under the Earnout Purchase Price, Seller shall communicate such determination in writing to Buyer which communication shall state with reasonable specificity the basis for such determination (an "Earnout Objection"). Buyer shall have 10 Business Days from receipt of an Earnout Objection to respond in writing to such Earnout Objection. If Buyer fails to respond in writing to the Earnout Objection within the period required, then Buyer shall have no further right to challenge such Earnout Objection and such Earnout Objection shall be final, binding and conclusive. If, however, Buyer responds in writing to Seller during such period and Buyer and Seller can not resolve the matter in dispute within 10 Business Days from Seller's receipt of Buyer's response, such matter shall be resolved in accordance with Section 9.4(c). Within five (5) Business Days from the date on which either (i) an Earnout Objection becomes final, binding and conclusive, (ii) Seller and Buyer agree to an adjustment to the Earnout Purchase Price, or (iii) the matter is resolved in accordance with Section 9.4(c), Buyer shall pay to Seller by plain check, the unreported amounts payable to Seller under the Earnout Purchase Price.

                       (c) The disagreement shall be tendered to by a firm of independent certified public accountants of recognized national standing ("Independent Accountant") which does not at the time of retention provide and has not in the prior three (3) years provided auditing services to Buyer or Seller (or to either of their Affiliates) to make a determination as to the subject matter of such disagreement, which determination shall be final, binding and conclusive on the parties hereto for the purpose of this Agreement. All fees and expenses charged by the Independent Accountant under this Section 9.4(c) shall be shared equally by Seller and Buyer. If Buyer and Seller are unable to agree on the Independent Accountant, Buyer and Seller will submit the name of one accounting firm that satisfies the criteria of this Section 9.4(c) and the Independent Accountant will be randomly selected by lot from those two accounting firms. The Independent Accountant shall be instructed to use every reasonable effort to perform its function within 30 days following submission of the matter to it and, in any case, as soon as practicable after such submission to it.

                  9.5. Real Estate Assessments. If at any time after the Closing Date, Buyer is assessed fees or any charges (including without limitation rental payments or operating expenses) under the Real Property Lease with respect to any period on or before the Closing Date, Buyer shall notify Seller of such fees or charges and shall provide Seller with reasonable back-up documentation evidencing the same. Seller shall promptly pay such amounts to Buyer. Buyer will have the right to offset any such fees or charges against the Earnout Purchase Price upon written notice to Seller.

                  9.6. Utility Services. Seller, Shareholder and Buyer will cooperate upon and after the Closing Date in effecting the prompt transfer of all applicable utility services into the name of Seller, including, without limitation, phone service. Neither Seller nor Shareholder shall take any action to terminate any such utility services. Buyer shall promptly reimburse Seller for any actual out-of-pocket fees charged by the utility provider in question for the utility services provided to Buyer during the period of time beginning on the Closing Date and ending on the date such utility services are transferred to Buyer.

                  9.7 Real Estate Taxes and Operating Expenses. In the event that the landlord under the Real Property Lease determines after the Closing Date that Seller has paid any sums in excess of the actual real estate taxes and/or Operating Expenses payable under the Real Property Lease with respect to any period on or prior to the Closing Date, then, in such event, Buyer shall promptly pay to Seller an amount equal to such excess.

                                   ARTICLE 10
                       NON-COMPETITION AND CONFIDENTIALITY

                  10.1. Agreement Not to Compete.

                       (a) During the three-year period commencing on the Closing Date (the "Non-Compete Period"), neither Seller, Shareholder nor any of Seller or Shareholder's Affiliates will do any of the following, directly or indirectly, individually or through one or more intermediaries or Affiliates, without the prior written consent of Buyer:

                            (i) engage or participate in any business activity
in the Territory that provides software, software consulting services, technical or functional consulting services, or such other products or services regarding or otherwise relating to visa management, or that is otherwise competitive with the Business (a "Competitive Business");

                            (ii) become interested (as owner, stockholder,
lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) in any Person engaged in any Competitive Business, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any Person where such portion of such business is a Competitive Business (notwithstanding the foregoing, Seller, Shareholder or any of Seller or Shareholder's Affiliates may hold not more than 1% of the outstanding securities of any class of any publicly-traded securities of a Person that is engaged in a Competitive Business);

                            (iii) influence or attempt to influence any
supplier, customer or prospect of Buyer or any of Buyer's Affiliates to terminate, modify or not enter into any written or oral agreement or course of dealing with Buyer or any of Buyer's Affiliates; or

                            (iv) influence or attempt to influence any Person
either (A) to terminate or modify any Contract with Buyer or any of Buyer's Affiliates, or (B) to employ or retain, or arrange to have any other Person or entity employ or retain, any Person who has been employed or retained by Buyer or any of Buyer's Affiliates after the Closing Date or Seller (before the Closing Date) as an employee, consultant, agent or distributor of Buyer, any of Buyer's Affiliates or Seller at any time during the two (2) year period prior to the Closing Date or during the Non-Compete Period.

                       (b) Notwithstanding the preceding, Shareholder and any other Affiliate of Seller is permitted to (i) be employed by Buyer or any of Buyer's Affiliates or (ii) provide services to Buyer or any of Buyer's Affiliates, without violating the terms of this Article 10.

                       (c) Seller and Shareholder acknowledge that (i) it and he, respectively, has carefully read and considered the provisions of this
Section 10.1, (ii) it and he, respectively, has obtained legal counsel in determining whether to enter into this Agreement, (iii) up to the Closing Date, it and he, respectively, has been engaged in the Business, the market for which includes the Territory and (iv) Buyer would not enter into this Agreement or consummate the transactions contemplated hereby except for the expansion opportunities relating to the Business and the agreement of Seller and Shareholder contained herein as it relates to the Territory.

                       (d) The terms of the covenants contained in this Section
10.1 shall be construed as separable and shall be independent and shall be interpreted and applied consistently with the requirements of reasonableness and equity.

                  10.2. Confidentiality. From and after the Closing, neither Seller nor Shareholder shall divulge, communicate or use in any way, any Confidential Information of Seller, the Business, Buyer or any of Buyer's Affiliates. Notwithstanding anything herein to the contrary, each party to this Agreement (and each Affiliate and Person acting on behalf of any such party) agrees that each party hereto (and each employee, representative, and other agent of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

                  10.3. Specific Enforcement; Extension of Period.

                       (a) Seller acknowledges that the restrictions contained in Article 10 hereof are reasonable and necessary to protect the legitimate interests of Buyer and that Buyer would not have entered into this Agreement in the absence of such restrictions. Seller also acknowledges that any breach of
Article 10 hereof will cause continuing and irreparable injury to Buyer for which monetary damages would not be an adequate remedy. Seller agrees that it shall not, in any action or proceeding to enforce any of the provisions of this
Article 10, assert the Claim or defense that an adequate remedy at law exists. In the event of such breach by Seller, Buyer shall have the right to enforce the provisions of Article 10 hereof by seeking injunctive or other relief in any court, without a requirement that a bond be posted, and this Article 10 shall not in any way limit remedies of law or in equity otherwise available to Buyer.

                       (b) In the event that Seller breaches any of the covenants set forth in Section 10.1, the Covenant Period shall be suspended for the time required for Litigation to enforce the relevant covenants; provided, that Buyer is successful on the merits in any such Litigation and commences such Litigation within twelve (12) months after Buyer has Knowledge of such breach. The "time required for Litigation" is herein defined to mean the period of time from the earlier of such party's first breach of such covenants or service of process upon such party through the expiration of all appeals related to such litigation.

                                   ARTICLE 11
                                     GENERAL

                  11.1. Transfer Taxes. Seller shall pay all Transfer Taxes payable by reason of the transactions contemplated by this Agreement, and Seller shall indemnify, defend and hold harmless Buyer with respect to such Transfer Taxes. Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes.11.2. Right of Set-off. Notwithstanding anything contained in this Agreement to the contrary, in the event and to the extent that any Buyer Indemnified Party is entitled to any payments from Seller pursuant to this Agreement (whether on account of indemnification or otherwise) (collectively, the "Buyer's Off-Set Claims"), any amounts payable as Earnout Purchase Price may be applied by Buyer to off-set against and to discharge said obligations and Buyer shall be entitled to a credit for any such amounts so applied by Buyer in respect of any such amounts due and owing to Seller in respect of Earnout Purchase Price.

                  11.3. Entire Agreement; Amendments. This Agreement, the Schedules and the Exhibits hereto constitute the entire understanding among the parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended and supplemented only by a written instrument duly executed by all the parties.

                  11.4. Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

                  11.5. Gender. Words of gender may be read as masculine, feminine, or neuter, as required by context.

                  11.6. Schedules. Each Schedule referred to herein is incorporated into this Agreement by such reference.

                  11.7. Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. The parties hereto authorize that the provisions of this Agreement may, in such circumstances, be modified to the extent necessary to render enforceable the provisions hereof.

                  11.8. Notices. All notices and other communications hereunder shall be in writing and shall be given to the Person either personally or by United States overnight express mail, postage prepaid, or by nationally-recognized courier service guaranteeing next Business Day delivery, charges prepaid, or by fax, to such party's address (or to such party's fax number). All notices shall be deemed received on the date when dispatched in accordance the foregoing sentence.

                  If to Buyer, to:

                                c/o Systems & Computer Technology Corporation 4 Country View Road
                                Malvern, PA  19087
                                Attn:  General Counsel
                                Fax No.:  610.578.7457
                  with a copy to:

                                Pepper Hamilton LLP
                                3000 Two Logan Square
                                18th & Arch Streets
                                Philadelphia, PA  19103-2799
                                Attn:  Barry M. Abelson, Esq.
                                Fax No.:  215.981.4750

                  If to Seller or Shareholder, to:

                                Mr. Sanjeev Kale
                                9 Ellery Street, Apt. 25
                                Cambridge, MA 02138
                                Fax No.: 617.354.0944


                                with a copy to:

                                White White & Van Etten LLP
                                55 Cambridge Parkway
                                Cambridge, MA  02142
                                Attn:  Diana C. Van Etten, Esq.
                                Fax No.: 617.225.0205

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the party entitled to receive such notice may waive the giving of such notice.

                  11.9. Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

                  11.10. Assignment. No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other parties.

                  11.11. Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the parties, and does not confer any rights on any other Persons.

                  11.12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict-of-laws provisions thereof.

                  11.13. Dispute Resolution.

                       (a) Good Faith Negotiations; Mediation. Except as otherwise set forth in this Agreement, if any dispute arises under this Agreement that is not settled promptly in the ordinary course of business, the parties shall seek to resolve such dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations. If the parties are unable to resolve such dispute between them within ten (10) Business Days (or such period as the parties shall otherwise agree) through these face-to-face negotiations, then any such dispute shall be submitted to non-binding mediation conducted on a confidential basis under the then current Commercial Arbitration Rules of the American Arbitration Association (the "Association") strictly in accordance with the terms of this Agreement and the substantive law of the State of Delaware. The mediation shall be conducted at the Association's regional office located in Boston, Massachusetts, by an attorney who shall be experienced in the software business (to the extent available). If the parties are unable to resolve such dispute by mediation within sixty (60) Business Days after submission of the dispute to mediation (or such period as the parties shall otherwise agree), then such dispute shall be resolved in the manner set forth below in Section 11.13(b) hereof.

                       (b) Resolution of Disputes. Except as set forth in Sections 10.3 and 11.13(a) of this Agreement or as otherwise set forth in this Agreement, any controversy or Claim not resolved in accordance with Section 11.13(a) of this Agreement shall be settled exclusively by binding arbitration conducted on a confidential basis under the then current Commercial Arbitration Rules of the Association strictly in accordance with the terms of this Agreement and the substantive law of the State of Delaware. The arbitration shall be conducted at the Association's regional office located in Boston, Massachusetts by an attorney who shall be experienced in the software business (to the extent available). The arbitrators may not award consequential, special, punitive or exemplary damages. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction. Neither party shall institute an arbitration proceeding hereunder unless at least thirty (30) days prior thereto such party shall have given written notice to the other party of its intent to do so. Neither party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including temporary restraining orders and preliminary injunctions, to protect its rights and interests, but neither party shall seek any such equitable remedies as a means to avoid or stay arbitration.

                  11.14. Third Party Beneficiaries. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other Persons.

                  11.15. Public Announcements The parties hereto shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Acquisition and, except as may be required by applicable Law or any applicable stock exchange or regulations of the National Association of Securities Dealers, the parties hereto shall not issue any such press release or make any such public statement without the consent of the other parties hereto.

                  11.16. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by Buyer if incurred by Buyer or by Seller if incurred by Seller or Shareholder.

                  11.17. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

                  11.18. Facsimile Signatures. This Agreement may be executed by facsimile signature, which shall be deemed to be an original for all purposes.

    IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the date first above written.

                                       NEWFRONT SOFTWARE, INC.


                                       By: /s/ Sanjeev Kale
                                           --------------------------------
                                           Sanjeev Kale, President



                                       /s/ Sanjeev Kale
                                           --------------------------------
                                       Sanjeev Kale, Individually


                                       SOFTWARE & RESOURCE MANAGEMENT
                                       CORPORATION


                                       By: /s/ Eric Haskell
                                           --------------------------------
                                           Name: Eric Haskell
                                           Title: Executive Vice President